2630-2680 SKYMARK GP LTD.
in its capacity as general partner for and on behalf of
2630-2680 SKYMARK LIMITED PARTNERSHIP

- AND -

Primus Management ULC

2680 Skymark Avenue, Suite 100 and 200
Mississauga, Ontario, L4W 5L6

LEASE OF OFFICE SPACE

LEASE OF OFFICE SPACE
TABLE OF CONTENTS

Page No.

LEASE OF OFFICE SPACE

DATE: July 16, 2018

BETWEEN:

2630-2680 SKYMARK GP LTD.
in its capacity as general partner for and on behalf of
2630-2680 SKYMARK LIMITED PARTNERSHIP

("Landlord")

AND

Primus Management ULC

("Tenant")

PREMISES: 2680 Skymark Avenue, Suite No. 100 and 200, Mississauga, Ontario, L4W 5L6

LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:

ARTICLE 1.00 DEFINITIONS

1.01 ***Definitions***

In this Lease:

(a) "Annual Rent" means in respect of the following period(s), the following annual amount(s), monthly installment(s) and annual rates calculated on the basis of the Square Feet in the Premises:

Period	Annual Amount	Monthly Installment	Annual Square Foot Rate
Months 1 to 24	**$391,808.00**	**$32,650.67**	**$16.00**

For clarify, Tenant shall pay Annual Rent, Operating Costs, Taxes and Utilities only on 24,488 Square Feet in the Premises for the first twenty-four (24) months of the Term. Beginning on the twenty-fifth (25th) month of the Term and for the balance of the Term, Tenant shall pay Annual Rent, Operating Costs, Taxes and Utilities on the full 26,488 Square Feet in the Premises as follows:

Months 25 to 60	**$423,808.00**	**$35,317.33**	**$16.00**
Months 61 to 120	**$476,784.00**	**$39,732.00**	**$18.00**

(b) "Article" means an article of this Lease.

(c) "Carbon Offset Costs" means the cost of purchasing tradeable units, denominated in tonnes of CO_2, or the CO_2 equivalent using the global warming potential of other Greenhouse Gases, where the purchase of such tradeable units is necessary to ensure compliance of the Building with any required target Greenhouse Gas emission level or energy consumption level as prescribed by applicable laws.

(d) "Carbon Offset Credits" means tradeable units, denominated in tonnes of CO_2 or other Greenhouse Gas, or the CO_2 equivalent using the global warming potential of other Greenhouse Gases, the tradeability of which may be permitted voluntarily in a given market or legislatively by any governmental authority, and which tradeable units may be created as a result of activities undertaken by either the Landlord or the Tenant which cause, directly or indirectly, measurable Greenhouse Gas emission reductions within or in respect of the Building and that have financial or exchange value in the regulatory or voluntary trading market.

(e) "Carbon Tax" means the aggregate of all taxes, rates, duties, levies, fees, charges and assessments whatsoever, imposed, assessed, levied, confirmed, rated or charged against or in respect of the consumption by the Landlord in or at the Building of electricity, natural gas, propane or any other fossil fuel used to produce energy, such as heat, light or electricity, for the Building or any part of it or levied in lieu thereof, and levied against the Landlord or the Building by any governmental authority.

(f) "CO_2" means carbon dioxide.

(g) "Commencement Date" means the first day of the Term.

(h) "Environmental Management Plan" means those provisions set forth in Schedule E attached hereto.

(i) "Environmental Objectives" means those objectives more particularly set forth in Section 1.2 of Schedule E attached hereto.

(j) "Fiscal Year" means the twelve (12) month period beginning on January 1, and ending on December 31st (all or part of which falls within the Term) or such other period from time to time reasonably determined by Landlord.

(k) "Greenhouse Gases" means any or all of CO2, methane (CH4), nitrous oxide (N2O), Sulphur Hexafluoride (SF6), Perfluoromethane (CF4), Perfluoroethane (C2F6), Hydrofluorocarbons (HFC's), any substance designated as a greenhouse gas by Applicable Law or any other substance that is the subject of reporting obligations pursuant to any governmental authority and "Greenhouse Gas" means any one of them.

(l) "Lease" means this lease, Schedules A, B, C and, if applicable, D to this Lease, and every properly executed instrument which by its terms amends, modifies or supplements this Lease.

(m) "Leasehold Improvements" means the alterations, fixtures and improvements in or serving the Premises made from time to time by or on behalf of Tenant or any prior occupant of the Premises with the exception only of furniture and equipment not in the nature of fixtures.

(n) "Operating Costs" means the amounts determined in accordance with section 2.02 of Schedule B.

(o) "Other Charges" means amounts payable to Landlord under Article 4.04.

(p) "Premises" means collectively the area on the **1st and 2nd floors** of the Building shown hatched on Schedule A and shall extend from the upper surface of the structural sub-floor to the lower surface of the suspended ceiling within_the boundaries of the Premises as described in Section 3.00 of Schedule B.

(q) "Prime" means the rate of interest per annum from time to time announced by The Toronto Dominion Bank or its successors and reported to the Bank of Canada as its prime rate for Canadian dollar loans.

(r) "Rent" means the aggregate of all amounts payable by Tenant pursuant to any provision of this Lease except under Article 4.03.

(s) "Rental Taxes" means any tax or duty imposed upon either Landlord or Tenant which is measured by or based in whole or in part directly upon the Rent payable under this Lease or in respect of the rental or rental value of premises under this Lease whether existing at the date hereof or hereafter imposed by any governmental authority including, without limitation, goods and services taxes, harmonized sales tax, value added tax, business transfer tax, sales tax, federal sales tax, excise taxes or duties or any tax similar to the foregoing.

(t) "Rules and Regulations" means the rules and regulations from time to time made by Landlord and provided to Tenant, and consisting as of the Commencement Date of those listed in Schedule C.

(u) "Square Feet in the Premises" means collectively a total of **approximately 26,488 rentable square feet, consisting of 8,383 rentable square feet on the 1st floor and 18,105 rentable square feet on the 2nd floor,** to be determined by Landlord in accordance with Section 3.00 of Schedule B. **The Landlord's architect will measure the Premises using BOMA ANSI-Z.65.1996. Landlord acknowledges that the square feet on the 2nd floor will include a gross up factor of no more than 18% for the Term of the Lease and any renewal thereof.**

(v) "Tenant's Proportionate Share" means the amount determined in accordance with section 2.01(c) of Schedule B.

(w) "Term" means the period of time set out in Article 3.01.

ARTICLE 2.00 GRANT OF LEASE

2.01 Grant

Landlord hereby demises and leases the Premises to Tenant with all building systems in good and working order, and Tenant hereby, subject to Landlord's Work, leases and accepts the Premises from Landlord, in a "then as is" condition, to have and to hold during the Term, subject to the terms and conditions of this Lease. Landlord hereby grants to Tenant a non-exclusive licence throughout the Term subject to control of Landlord and to Landlord's right to alter them in accordance with this Lease to use those parts of the Common Areas providing access to or, in the case of the area above the suspended ceiling to the lower surface of the structural ceiling, servicing the Premises.

2.02 Quiet Enjoyment

If Tenant pays Rent, fully performs all its obligations under this Lease and there has been no default beyond any applicable grace or cure period, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by Landlord or any person claiming through Landlord.

2.03 Covenants of Landlord and Tenant

Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

2.04 Net Lease

Tenant acknowledges and agrees that it is intended that the Lease and the Rent payable hereunder are completely net and carefree to Landlord.

ARTICLE 3.00 TERM AND POSSESSION

3.01 Term

Notwithstanding Articles 3.02 and 3.03, the Term of this Lease shall be **Ten (10) years, beginning on the 1st day of the month of November, 2019 and ending on the last day of the month of October, 2029** unless terminated earlier as provided in this Lease.

3.02 Early Occupancy

Subject to Article 21.02 in Schedule D of the Lease, if Tenant begins to conduct business in all or any portion of the Premises before the Commencement Date, Tenant shall pay to Landlord on the Commencement Date a rental in respect thereof for the period from the date Tenant begins to conduct business therein to the Commencement Date, which rental shall be that proportion of the Rent payable in the first twelve (12) months of the Term which the number of days in such period bears to three hundred and sixty five (365). All the provisions of this Lease shall be applicable during any such early occupancy period.

3.03 Delayed Possession

If Landlord is for any reason delayed in delivering possession of the Premises to Tenant by November 1, 2018, then Tenant shall take possession of the Premises on the date when Landlord delivers possession thereof, which date shall be conclusively established by Landlord by notice to Tenant. This Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to Tenant, other than as outlined herein. If such delay is not principally caused by or attributable to Tenant, and as a result of such delay Tenant faces holdover penalties at their existing premises, Landlord shall reimburse Tenant for

any such holdover penalties and/or damages incurred by Tenant. If Landlord is for any reason delayed in delivering only part of the Premises, the provisions of this Article shall apply, making necessary changes, to such part.

3.04 Acceptance of Premises

Subject to Landlord being responsible for delivering the Premises to Tenant with all building systems in good and working order, taking possession of all or any part of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises or such part thereof are in satisfactory condition.

ARTICLE 4.00 RENT, OPERATING COSTS AND TAXES

4.01 Annual Rent

Tenant shall pay to Landlord as Annual Rent the amount(s) set out in Article 1.01(a), payable monthly in advance and without notice in monthly installments as set out in Article 1.01(a), on the Commencement Date and on the first day of each calendar month thereafter during the Term.

4.02 Operating Costs, Taxes and Utilities

Tenant shall pay to Landlord, at the times and in the manner provided in Article 4.07, Taxes, utilities and Tenant's Proportionate Share of Operating Costs all as determined under this Lease including Schedule B.

The cost for Operating Costs, Taxes and Utilities is estimated to be $17.74 per square foot of the Square Feet in the Premises per annum for the year 2018.

For greater clarify, Tenant shall pay Annual Rent, Operating Costs, Taxes and Utilities only on 24,488 Square Feet in the Premises for the first twenty-four (24) months of the Term. Beginning on the twenty-fifth (25th) month of the Term and for the balance of the Term, Tenant shall pay Annual Rent, Operating Costs, Taxes and Utilities on the full 26,488 Square Feet in the Premises.

4.03 Rental Taxes

Tenant shall pay to Landlord all Rental Taxes applicable from time to time. Landlord shall calculate the amount of Rental Taxes payable by Tenant in accordance with the applicable legislation and Tenant shall pay such amount together with monthly installments of Rent. The amount payable by Tenant under this Article 4.03 shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by Tenant to pay under this Article 4.03, Landlord shall have the same rights and remedies as it has in the event of default beyond any applicable grace or cure periods by Tenant in the payment of Rent.

4.04 Other Charges

Tenant shall pay to Landlord, at the times and in the manner provided in this Lease or, if not so provided, upon demand by Landlord, all amounts (other than those payable under Articles 4.01, 4.02, and 4.03) that are payable by Tenant under this Lease.

4.05 Payment of Rent - General

All amounts payable by Tenant under this Lease, except that payable under Article 4.03, shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and Landlord shall have all rights against Tenant for default beyond any applicable grace or cure periods, in any such payment as in the case of arrears of Rent. Tenant shall pay to Landlord Rent, in legal tender of the jurisdiction in which the Building is located, without deduction or set-off, unless otherwise specified so herein, as a covenant independent of all other covenants of Landlord or Tenant in this Lease. At Landlord's written request, Tenant will make all payments under this Lease by way of electronic funds transfer from Tenant's bank account and will execute and deliver either concurrently with this Lease or from time to time within three (3) business days following request therefor, such documentation as may be required by Landlord and its bank in order to effect all payments under this Lease by electronic funds transfer. Tenant's obligation to pay Rent any unpaid or past due shall survive the expiration or earlier termination of this Lease.

4.06 Rent - Adjustment

If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Rent payable for such month shall be prorated on a per diem basis using a three hundred and sixty five (365) day period.

4.07 Payment - Operating Costs and Taxes

(a) Prior to the Commencement Date and the beginning of each Fiscal Year thereafter, Landlord shall compute and deliver to Tenant a bona fide estimate of Taxes and Tenant's Proportionate Share of Operating Costs for the appropriate Fiscal Year and without further notice Tenant shall pay to Landlord in monthly installments one-twelfth (1/12th) of such estimate simultaneously with Tenant's payments of Annual Rent.

(b) Landlord shall deliver to Tenant within one hundred twenty (120) days after the end of each Fiscal Year a written statement (the "Statement") setting out in reasonable detail the amount of Operating Costs and Taxes for such Fiscal Year and certified by a representative of Landlord. If the amount of Taxes and Tenant's Proportionate Share of Operating Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Taxes and Tenant's Proportionate Share of Operating Costs payable for such Fiscal Year, Tenant shall pay such difference or Landlord shall credit Tenant's account (as the case may be), without interest within thirty (30) days after the date of delivery of the Statement. Failure of Landlord to render any statement under this section shall not prejudice Landlord's right to render such Statement thereafter or with respect to any other period, or relieve Tenant from its obligations hereunder.

(c) If Tenant disputes the accuracy of any Statement, Tenant shall nevertheless make payment in accordance with the Statement, but the disagreement shall be referred by Landlord for prompt decision to an independent professional consultant, who is qualified by education and experience to make such decision and who shall be deemed to be acting as an expert and not an arbitrator. The consultant's signed determination shall be final and binding on both Landlord and Tenant. Any adjustment required to any previous payment made by Tenant or Landlord by reason of any such determination shall be made within fourteen (14) days thereof, and the party required to pay such adjustment shall bear all costs of the consultant, except that if the amount to be paid is three percent (3%) or less of the amount in dispute, Tenant shall pay all such costs.

(d) Tenant may only dispute a Statement and claim a re-adjustment by notice given to Landlord within six (6) months after the date of delivery of the Statement to Tenant.

4.08 Carbon Offset Credits and Carbon Offset Costs

The Landlord shall be entitled to all Carbon Offset Credits that may be created, credited or recoverable as a result of activities conducted within the Premises or the Building, excluding Carbon Offset Credits to which the Tenant is entitled in accordance with applicable laws. The Landlord shall be entitled to allocate, acting reasonably, to the tenants of the Building, Carbon Offset Credits (net of all costs of aggregating, auditing and certifying same, not otherwise included in Operating Costs) created with the participation of the Tenant and/or other tenants in the Building. Where the Landlord is required to incur a Carbon Offset Cost, such Carbon Offset Cost shall be included in Operating Costs and recoverable pursuant to the provisions of this Lease.

ARTICLE 5.00 USE OF PREMISES

5.01 Use

The Premises shall be used and occupied only as a professional business office, as initially conducted in the Premises. Tenant shall operate the business office in a first-class, reputable manner befitting the reputation and image of the Building.

5.02 Compliance with Laws

Tenant shall use and occupy and shall cause the Premises to be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders, including without limitation all applicable environmental laws, regulations or orders. If due primarily to

Tenant's use or occupancy of the Premises, improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, Tenant shall pay to Landlord the entire cost thereof. Tenant will immediately advise Landlord in writing of (i) any and all governmental or regulatory notices, orders and/or actions instituted, completed, or threatened affecting the Premises; and (ii) all claims made or threatened by any third party against Tenant, Landlord or the Premises arising out of Tenant's use or occupancy of the Premises and the Land.

5.03 Abandonment

Tenant shall not abandon the Premises, however, the Tenant may vacate the Premises and remove its belongings provided that the:

(i) Tenant shall give Landlord sixty (60) days' prior written notice of the departure date;
(ii) Tenant is not then in default of the Lease; and
(iii) Tenant shall continue to perform all of its obligations as set out in the Lease.

5.04 Nuisance

Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris or anything kept in a manner which attracts rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

5.05 Extraordinary Installations

Tenant shall not install anything that might affect the integrity or capacity of either the structure or the systems of the Building.

5.06 Jeopardy of Insurance

Tenant shall neither do nor omit to do anything that might result in any increase in the premiums for insurance maintained by Landlord in respect of the Building or which might result in the actual or threatened reduction or cancellation of or material adverse change in such insurance. If the premiums for such insurance are increased as a direct result of the use or occupancy of the Premises by Tenant or any article kept on the Premises or any act or omission of Tenant or any person for whom Tenant is in law responsible or any subtenant of the Premises, or if any such insurance is actually, or threatened to be, either cancelled, reduced or materially adversely changed by an insurer by reason of the use or occupancy of the Premises, and if Tenant fails to remedy the condition or the use or occupancy giving rise to such actual or threatened cancellation, reduction or change within twenty four (24) hours after notice thereof, Landlord may, without limiting its other remedies for the default, either:

(a) re-enter and take possession of the Premises forthwith upon notice by Landlord to Tenant of its intention to do so; or

(b) enter upon the Premises and remedy the condition, use or occupancy giving rise to such actual or threatened cancellation, reduction or change, and Tenant shall pay to Landlord its reasonable cost of doing so forthwith on demand. No such entry by Landlord shall be deemed a re-entry or a breach of Article 2.02 and Landlord shall not be liable for any damage to either the Premises or any property located on the Premises as a result of such entry.

5.07 Environmental Management Plan

Tenant shall comply with the provisions of the Environmental Management Plan for the Building attached hereto and labeled Schedule E.

ARTICLE 6.00 SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD

6.01 Operation of Building

Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations and with standards from time to time prevailing for similar office buildings in the area in which the Building is located, and shall provide the services set out in Articles 6.02, 6.03 and 6.04, and shall be entitled to make the alterations set out

in Article 6.06. Landlord's actual costs associated with this Article 6.00 that are properly includable in Operating Costs shall be included.

6.02 Services to Premises

Landlord shall provide in the Premises:

(a) heat, ventilation and cooling as required for the comfortable use and occupancy of the Premises during Normal Business Hours consistent with industry standards;

(b) janitor services, as reasonably required to keep the Premises in a clean and tidy condition, provided that Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day. The Building's Janitorial Specifications are attached hereto and labeled as Schedule F;

(c) electric power for lighting and small business office equipment (but not lighting or equipment using amounts of power disproportionate to that used by typical office tenants); and

(d) replacement of the standard fluorescent tubes, light bulbs and ballasts used in the Building as required from time to time as a result of normal usage.

6.03 Building Services

Landlord shall provide in the Building:

(a) domestic running hot and cold water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building;

(b) elevator or escalator service if included in the Building;

(c) heat, ventilation, cooling, lighting, electric power, domestic hot and cold running water, and janitor service in those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord;

(d) a general directory board on which Tenant shall be entitled to have its name shown, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each tenant; and

(e) maintenance, repair, and replacement as set out in Article 6.04.

6.04 Maintenance, Repair and Replacement

Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the provision of services of Landlord under Articles 6.02 and 6.03 and shall maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord is obligated to insure against under Article 9.00, provided that:

(a) if all or part of such systems, facilities and equipment require maintenance or inspections or are destroyed, damaged or impaired, Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during the period of repair or replacement shall only be required to maintain such services as are reasonably possible in the circumstances;

(b) Landlord shall use reasonable diligence in carrying out its obligations under this Article 6.04, but shall not be liable in any circumstances for any direct, indirect or consequential damages to Tenant or any other person or property for any failure to do so;

(c) no reduction or discontinuance of such services or loss of use of the Premises shall be construed as an eviction of Tenant or (except as specifically provided in this Lease) release Tenant from any obligation under this Lease; and

(d) nothing contained herein shall derogate from the provisions of Article 16.00.

6.05 **Additional Services**

(a) If from time to time requested in writing by Tenant and to the extent that Landlord is reasonably able to do so, Landlord may elect to provide in the Premises services in addition to those set out in Article 6.02, provided that Tenant shall within fifteen (15) days of receipt of any invoices for any such additional service pay Landlord therefor at such reasonable rates as Landlord may from time to time establish plus an administration fee of fifteen (15%) percent of the amount payable.

(b) Tenant shall not without Landlord's written consent, which consent shall not be unreasonably withheld, conditioned or delayed, install in the Premises equipment which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord's reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord within fifteen (15) days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expense plus fifteen percent (15%) of such costs for overhead.

(c) If Landlord shall from time to time reasonably determine that the use of electricity or any other utility or service in the Premises is disproportionate to the use of other typical office tenants, Landlord may separately charge Tenant for the excess costs attributable to such disproportionate use calculated on a reasonable basis.

(d) Landlord may, if required, install and maintain at Landlord's expense, metering devices for measuring the use of any utility or service in the Premises.

6.06 **Alterations by Landlord**

Landlord may from time to time:

(a) make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Building (including the Premises) where necessary to serve the Premises or other parts of the Building;

(b) make changes in or additions to any part of the Building not in or forming part of the Premises;

(c) terminate or amend Tenant's right of use of any of the Common Areas or eliminate or change the location and size of any of the Common Areas or their facilities;

(d) retain contractors and employ all personnel, including supervisory personnel and managers, that Landlord considers necessary for the effective maintenance, repair, operation, management and control of the Building; and

(e) do and perform such other acts in and to the Building or any of its component parts as Landlord considers reasonable for the proper and efficient maintenance, repair, operation, management and control of the Building,

provided that in the course of Landlord's exercise of its rights hereunder, Landlord shall be deemed not to have re-entered the Premises nor to have breached Article 2.02. Landlord shall perform all of its work as expeditiously as is reasonably possible so as to interfere as little as is reasonably possible with Tenant's use of the Premises.

6.07 **Access by Landlord**

Tenant shall permit Landlord, its agents and consultants to enter the Premises outside Normal Business Hours, and during Normal Business Hours upon twenty-four (24) hours prior notice, which may be verbal, or no notice if such entry is necessitated by an emergency or will not unreasonably disturb or interfere with Tenant's use of the Premises, to inspect, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, to take such steps as Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Building, to remedy any nuisance in the Premises, to show the Premises to mortgagees, prospective mortgagees, purchasers, and prospective purchasers and, during the last twelve0 (12) months of the Term, to prospective tenants. Landlord shall whenever possible consult with Tenant prior to such entry, but no such entry shall constitute a re-entry by Landlord or an eviction or entitle Tenant to any abatement of Rent. Landlord agrees to use commercially reasonable efforts to interfere as little as is reasonably possible with Tenant's use of the Premises when accessing the Premises as per this Section 6.07.

6.08 Energy, Conservation, Safety and Security Policies

Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with any directive, policy or request of any governmental or quasi-governmental authority in respect of any energy, conservation, safety or security matter. Tenant shall at the request of Landlord comply with any such directive, policy or request.

ARTICLE 7.00 MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT

7.01 Condition of Premises

Except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant shall maintain and repair the Premises and all Leasehold Improvements therein and keep them in good order and condition, including:

(a) repainting and redecorating the Premises and cleaning window coverings and carpets in each case at reasonable intervals and as needed, with the exception of normal wear and tear; and

(b) making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction.

7.02 Failure to Maintain Premises

If Tenant fails to perform any obligation under Article 7.01, then on not less than ten (10) days' written notice to Tenant Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred, and Tenant shall pay Landlord the cost thereof plus fifteen percent (15%) of such cost for overhead and supervision, within ten (10) days of its receipt of Landlord's invoice therefor.

7.03 Alterations by Tenant

Tenant may from time to time at its own expense install Leasehold Improvements and alter existing Leasehold Improvements (the "Tenant's Work") provided that:

(a) the Tenant's Work shall not commence without the prior written approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed;

(b) Tenant shall have furnished Landlord with two (2) complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring and telecommunication plans) of the proposed Tenant's Work. Landlord requires that Tenant retain Landlord's base building mechanical, electrical and structural engineering consultants to ensure compatibility of base building systems and the Tenant's Work. If Tenant uses other consultants for the preparation of Tenant's working drawings, then Landlord may elect to retain architects and engineers to review such working drawings for the purpose of approving the proposed Tenant's Work (it being understood that notwithstanding such approval, Landlord shall have no responsibility with respect to the adequacy of such working drawings). Tenant shall pay within fifteen (15) days or written demand to Landlord the costs for the examination of such drawings by either Landlord or an outside consultant plus an amount equal to fifteen percent (15%) of such costs for overhead;

(c) In addition to any other payment contained in this Article, Tenant shall pay to Landlord, on demand, a fee equal to the lesser of: $0.55 cents per square foot of the Square Feet in the Premises, and 10% of the cost of completing the Tenant's Work (as evidenced by a sworn statement as to cost accompanied by receipted invoices) for coordination services provided by Landlord during Tenant's construction of its Tenant's Work;

(d) Landlord shall have approved, prior to commencement of the Tenant's Work, the contractors and subcontractors;

(e) Tenant shall have provided prior to the commencement of the Tenant's Work, performance and payment bonds as well as proof of workers compensation, all risks, builders' risk, and contractors' public liability and property damage insurance coverage, with Landlord and any mortgagee, as required by Landlord to be named as additional insureds, in amounts with insurers, and in form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the Tenant's Work will be carried out;

(f) Tenant will deliver a complete list identifying every contractor and sub-contractor, accompanied by an up-to-date valid clearance certificate for each of them issued by the appropriate worker compensation, safety and insurance authority and Tenant will not use any contractor or permit the use of any sub-contractor that is not identified on the list;

(g) Tenant acknowledges that certain Tenant's Work may require modification and interfacing with the base building and its systems and structure. If any proposed Tenant's Work could affect the structure, the exterior walls or the systems of the Building, Landlord may require that any such Tenant's Work be performed by either Landlord or its contractors in which case Tenant shall pay Landlord's cost and fifteen percent (15%) thereof for overhead;

(h) Tenant shall have provided to Landlord a copy of the contract for the Tenant's Work and evidence satisfactory to Landlord as to the existence of all necessary permits;

(i) Tenant shall perform the Tenant's Work or cause the Tenant's Work to be performed: (i) in accordance with any construction methods and procedures manual for the Building; (ii) in accordance with the plans and specifications submitted to and approved by Landlord; (iii) in accordance with any conditions, regulations, procedures or rules imposed by Landlord; (iv) in compliance with all applicable laws (including occupational health and safety, and workplace hazardous materials information system requirements and legislation); and (v) in a good and workmanlike and expeditious manner using new materials;

(j) Landlord may inspect construction as it proceeds (the onus being on Tenant to advise Landlord whenever any phase has been completed so that an inspection can be made);

(k) upon completion of the Tenant's Work, Tenant shall provide Landlord with a complete set of "as built" drawings for the Tenant's Work; and

(l) if Tenant fails to observe any of the requirements of this Article, Landlord may require that construction stop and that the Premises be restored to their prior condition failing which Landlord may do so and Tenant shall pay Landlord's cost plus fifteen percent (15%) thereof for overhead.

Any increase in Operating Costs or Taxes directly attributable to such Tenant's Work shall be borne by Tenant.

7.04 Telephone and Computer Systems

a) Tenant may utilize a telecommunication service provider of its choice, subject to the provisions of this Lease, including but not limited to the following:

i) the service provider shall execute and deliver Landlord's standard form of license agreement which shall include a provision for Landlord to receive reasonable compensation for the use of the space for the service provider's equipment and materials;

ii) Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including without limitation, the cost of installation, service, materials, repairs, maintenance, and interruption or loss of telecommunication service;

iii) Landlord must first reasonably determine that there is sufficient space in the risers of the Building for the installation of the service provider's equipment and materials; and

iv) if the service provider chosen by Tenant begins to provide service to the Building as the result of the Tenant's choosing the service provider, Tenant shall indemnify and hold harmless Landlord for all losses, claims, demands, expenses, and judgements against Landlord caused by or arising out of, either directly or indirectly, any acts or omissions by the service provider, its contractors and those for whom they are responsible at law.

b) As part of the Tenant's Work, Tenant shall be responsible for the costs associated with the supply and installation of telephone, computer and other communications equipment and systems and related wiring within the Premises to the boundary of the Premises for hook up or other integration with telephone and other communications equipment and systems of a telephone or other communications service provider,

c) Landlord shall supply space in risers in the Building and space on the floor(s) of the Building in which the Premises are located, the location of which shall be designated by Landlord in its sole discretion, to telecommunication service

providers who have entered into Landlord's standard form of license agreement for the purpose, without any cost or expense to Landlord therefor, of permitting installation in such risers and on such floor(s) of telephone and other communications services and systems (including data cable patch panels) to the Premises at a point designated by Landlord.

d) Landlord shall have the right to assume control of the cables and other telecommunication equipment in the Building and may designate them as part of the Common Areas.

e) Tenant releases Landlord from all claims for loss or damage which it might suffer as the result of any interruption of telecommunication service regardless of how it occurs and regardless of negligence on the part of Landlord, any contractor of Landlord, and any person for whom they are responsible at law, and Tenant will indemnify Landlord against all claims by third parties related to interruption of telecommunication services with Tenant, or any other occupant of the Premises. Notwithstanding the foregoing, but subject to Article 10.04, Landlord shall be responsible for direct loss or damage suffered by Tenant to the extent any loss or damage arises from the gross negligence of the Landlord, its contractors and those for whom they are responsible at law, but in no event shall Landlord be liable for indirect or consequential damage.

f) If required by Landlord, Tenant will change its service provider if the license agreement referred to above is terminated or expires without being renewed. Landlord has no obligation to ensure continuation of service by Tenant's service provider.

7.05 Liens

Tenant shall pay before delinquency all costs for work done in the Premises which could result in any lien or encumbrance on the Land or Building, shall keep the title to the Land and the Building free and clear of any such liens or encumbrance and shall indemnify and hold harmless Landlord from and against any claim, loss, cost, demand and legal or other expense, whether in respect of any such lien or otherwise, arising from the supply of material, services or labour for such work or otherwise. Tenant shall immediately notify Landlord of any such lien or encumbrance of which it has or reasonably should have knowledge, and shall cause the same to be removed or vacated within five (5) days failing which Landlord may take such action as Landlord deems necessary to remove or vacate the same and Tenant shall pay to Landlord on demand the entire cost thereof plus an administration fee of fifteen percent (15%) of such cost. Tenant shall not mortgage, charge, grant a security interest in or otherwise encumber any Leasehold Improvements.

7.06 Signs

Any sign, lettering or design in the Premises that is visible from the exterior of the Premises shall be subject to approval by Landlord and shall conform to the uniform pattern of identification signs for tenants in the Building as prescribed by Landlord. Tenant shall not inscribe or affix any sign, lettering or design which is visible from the exterior of the Building, unless consented to by Landlord, which consent shall not be unreasonably withheld.

7.07 Removal of Leasehold Improvements - Expiration or Termination of Term

Subject as hereinafter provided, immediately prior to the expiration of the Term, or immediately following the termination thereof, Tenant shall remove all Leasehold Improvements that Landlord has indicated they will need to be removed as part of the approval process prior to their installation, personal property and any signs, restore the Premises to the then current base building standard of the Building and repair any damage to the Building or the Premises occasioned by such installation, removal and restoration, normal wear and tear and damage excepted. Landlord may by notice prior to the expiration of the Term stipulate which Leasehold Improvements are not to be removed. If Tenant fails to remove Leasehold Improvements required as outlined in this Article, Landlord may elect to remove some or all of the Leasehold Improvements and Tenant shall pay Landlord's cost on account thereof plus an administration fee of fifteen percent (15%) of the cost. Upon the expiration or earlier termination of the Term, all personal property of Tenant remaining in the Premises shall at the option of Landlord become its property, and may be appropriated, sold, removed, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account to Tenant, and Tenant shall pay to Landlord on demand all costs reasonably incurred by Landlord in connection therewith, plus an administration fee of fifteen percent (15%) of the costs.

Notwithstanding Article 7.07 above, upon the expiration or earlier termination of the Term, Tenant shall be required to remove and restore to the Landlord's then current base building standard, only non-standard

Leasehold Improvements, including but not limited to, cabling, raised or re-enforced flooring, hard ceilings and flooring, private washrooms, transformers, drop ceilings, UPS systems, antennae and generators and repair any damage to Premises or Building occasioned by such installations or removal of same. If Landlord elects to remove the non-standard Leasehold Improvements, Tenant shall pay Landlord's cost on account thereof plus an administration fee of fifteen percent (15%) of the cost.

ARTICLE 8.00 TAXES

8.01 Landlord's Taxes

Landlord shall pay before delinquency (subject to Tenant's obligation to pay Operating Costs and Taxes under Article 4.02) every real estate tax, assessment, licence fee and other charge, excepting Tenant's taxes under Article 8.02, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction upon or on account of the Land or the Building. Landlord agrees to make reasonably prudent business decisions with regards to contesting the validity or amount of any tax, assessment, license fee, excise fee and any other charge payable under Article 8.01.

8.02 Tenant's Taxes

Tenant shall pay to the appropriate authority before delinquency every tax, assessment, licence fee, excise and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction upon or on account of:

(a) operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant; and

(b) Leasehold Improvements and all property in the Premises that is not owned by Landlord,

provided that if Landlord so elects by written notice to Tenant, Tenant shall pay to Landlord any amounts payable under this Article 8.02 in monthly installments and Landlord shall remit such amounts to the appropriate authorities.

8.03 Right to Contest

Tenant shall not contest the validity or amount of any tax, assessment, licence fee, excise fee and other charge payable by Landlord under Article 8.01. Tenant shall have the right to contest the validity or amount of any tax, assessment, licence fee, excise fee and other charge payable under Article 8.02, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord's interest in the Premises or result in any increase in taxes paid by other tenants in the Building or taxes under Article 8.01 and that upon the final determination of any contest by Tenant, Tenant shall immediately pay the amount found to be due, together with any costs, penalties and interest. Tenant shall indemnify Landlord for any costs, expenses, liabilities or damages, including without limitation increases in taxes which are or may be suffered by Landlord directly or indirectly as a result of such contest.

ARTICLE 9.00 INSURANCE

9.01 Landlord's Insurance

Landlord shall maintain (Landlord's cost of compliance with this Article 9.01 being included in Operating Costs) liability insurance, all risk property insurance, boiler and pressure vessel insurance, and other insurance on the Building and all property and interest of Landlord in the Building as reasonably determined by Landlord with coverage and in amounts that are comparable to coverages typically maintained by the owners of similar buildings in the vicinity of the Building.

9.02 Tenant's Insurance

Tenant shall maintain:

(a) all risk property insurance in amounts sufficient to fully cover, on a replacement cost basis without deduction for depreciation, all Leasehold Improvements and all property, including without limitation Tenant's inventory, furniture and movable equipment, in the Premises which is not owned by Landlord;

(b) if applicable, comprehensive boiler and machinery insurance covering all boilers, mechanical, electrical and electronic equipment, on a replacement cost basis to cover Leasehold Improvements and all property in the Premises that is not owned by Landlord;

(c) liability insurance on an occurrence basis, against claims for bodily injury, personal injury and property damage in or about the Premises, contractual liability, tenant's legal liability, non-owned automobile liability, and owner's and contractors' protective liability, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Building is located, but not less than $5,000,000.00 in respect of each occurrence;

(d) business interruption insurance including loss of profits; and

(e) any other form of insurance, in such amounts and against such risks, as Landlord may in its discretion require.

Policies for such insurance shall (i) be in a form, on terms and with an insurer approved by Landlord, (ii) require at least thirty (30) days' written notice to Landlord of termination or material alteration during the Term, (iii) waive any right of subrogation against Landlord and those for whom Landlord is at law responsible, (iv) contain a standard mortgage clause as required by any mortgagee, (v) contain a provision that Tenant's insurance is primary, (vi) not call into contribution any other insurance available to Landlord, (vii) contain a severability of interests clause and a cross-liability clause, where applicable and shall not contain a co-insurance clause, and (viii) add Landlord, its managing agent and its mortgagees as additional insureds. If requested by Landlord in writing, Tenant shall from time to time promptly deliver to Landlord certificates of insurance or other evidence satisfactory to Landlord of such policies, and evidence satisfactory to Landlord that all premiums thereon have been paid and the policies are in full force and effect.

9.03 Tenant's Failure To Insure

Should Tenant fail to maintain the insurance required in Article 9.02, in addition to its rights under Article 19.03, Landlord may elect to obtain the required insurance. Tenant shall upon demand pay to Landlord, as Rent, Landlord's cost of obtaining such insurance.

ARTICLE 10.00 INJURY TO PERSON OR PROPERTY

10.01 *Indemnity by Tenant*

Subject to Article 10.04, Tenant shall indemnify Landlord against any claim, loss, cost, demand, damage, cause of action, judgment, expense and legal fees and disbursements on a solicitor and client basis, relating to death, injury or loss of use of or damage to the person or property of any other tenants in the Building, or to all and any of the following persons or entities (referred to in this Article 10.00 as "Other Persons"): Tenant's agents, servants, employees, customers, contractors or any other person for whom Tenant is in law responsible or to any other person in or about the Premises, Building or Land, arising from:

(a) any breach of this Lease by Tenant;

(b) the operations of or any act or omission of Tenant and its agents, servants, employees or anyone for whom at law it is responsible, in the Premises or anywhere in the Building or on the Land;

(c) interference with or obstruction of deliveries to or from the Premises or interruption of utilities or services, including but not limited to telecommunication or similar services, whether or not resulting from any fault, default, negligence, gross negligence, wilful action or omission of Landlord, its agents, servants, employees or anyone for whom at law it is liable subject always to Article 10.04.

10.01A *Indemnity by Landlord*

Subject to Article 10.04, Landlord shall indemnify Tenant against any claim, loss, cost, demand, damage, cause of action, judgment, expense and legal fees and disbursements on a solicitor and client basis, relating to death, injury or loss of use of or damage to the person or property of Landlord's agents, servants, employees or anyone for whom at law Landlord is responsible arising from:

(a) any breach of this Lease by the Landlord; and

(b) the gross negligence of the Landlord and its agents, servants, employees or anyone for whom at law it is responsible, anywhere in the Building or on the Land.

Notwithstanding the foregoing provisions of this Article 10.01A or any other provisions of this Lease, Tenant acknowledges and agrees that the Landlord shall not be liable for any indirect or consequential damages, including but not limited to loss of profit.

10.02 *Landlord's Liability*

Subject to Article 10.04, Landlord shall not be liable for and is hereby released from any liability or claim related to any bodily injury or death of, or loss or damage to, or loss of use of any property belonging to Tenant or the Other Persons or to any other person or entity, in, or about the Building or the Premises or the Land. Without limiting the foregoing Landlord shall not be liable for any injury, death, loss or damage which is caused by moisture, mould, steam, water, rain, or snow which may be found, or which may leak into, issue or flow from part of the Building or the Land including the Premises or from the pipes or plumbing works thereof, or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring. Tenant acknowledges that, without limiting the generality of the foregoing, in no event shall Landlord be liable for:

(a) any damages caused by anything done or omitted to be done by any other tenant, occupant or user of the Building;

(b) any act or omission (including theft, malfeasance, negligence, gross negligence, fault, default or wilful act or omission) on the part of any agent, contractor or person from time to time employed by Landlord to perform janitorial services, security services, supervision or any other work in or about the Premises or the Building;

(c) any loss or damages, however caused, to books, records, files, money, securities, negotiable instruments, or papers or computer disks or other electronic files or other valuables of Tenant, the Other Persons, or any other person such that all property situated or stored within the Premises or elsewhere about the Building or Land by Tenant or the Other Persons or any other person shall be at Tenant's sole risk and Tenant shall indemnify Landlord in respect of same;

(d) any loss or damage arising from interruption of utilities or services, including but not limited to telecommunication or other similar services; or

(e) any other direct or indirect or consequential damages including but not limited to loss of profit.

10.03 Extended Meaning

Any and all release and indemnity clauses which are included in the Lease for the benefit of Landlord are intended also to benefit the mortgagees and property managers and asset managers of Landlord and the officers, directors, shareholders, employees, and agents of each one of them, and, for the purposes of such clauses, Landlord is hereby acting as agent or trustee on behalf of and for the benefit of the persons or entities mentioned above.

Any and all exculpatory provisions, releases and indemnities included in this Lease for the benefit of the Landlord are intended also to benefit any mortgagee or lenders of the Landlord, any owner or lessor with an interest in the Building prior to the Landlord and property managers of the Landlord and the officers, directors, shareholders, employees, agents of each one of them and, for the purposes of such provisions, the Landlord is acting as agent or trustee on behalf of and for the benefit of the persons mentioned above. Notwithstanding that a mortgagee, lender or a property manager is not a party to this Lease, it shall be entitled to rely upon and enforce the provisions of this Lease which are stated to be for its benefit and, without limitation, the mortgagee, lender or property manager shall be entitled to act as agent for the Landlord to the extent necessary to enforce any such provisions.

10.04 Mutual Release

Each of the Landlord and the Tenant hereby releases the other and waives all claims against the other and those for whom the other is in law responsible with respect to occurrences insured against or required to be insured against by the releasing party, whether any such claims arise as a result of the negligence or otherwise of the other or those for whom it is in law responsible. Such release and waiver shall be effective only to the extent of proceeds of insurance received by the releasing party and proceeds which would have been received if the releasing party obtained all insurance required to be obtained by it under this Lease and for this purpose deductible amounts shall be deemed to be proceeds of insurance not received.

Notwithstanding anything to the contrary in this Article 10.04, Landlord and Tenant shall each be liable to any third person (being any person other than Landlord or Tenant) to the extent of their respective fault or negligence and each shall be entitled to full indemnity and contribution from the other to the extent of the other's fault or negligence.

ARTICLE 11.00 ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

11.01 Transfer

"Transfer" means all or any of the following, whether by conveyance, written agreement or otherwise, and whether or not by operation of law: an assignment of this Lease by Tenant or any interest in this Lease, in whole or in part, any mortgage, charge, debenture (floating or otherwise), or encumbrance of this Lease or Tenant's interest in this Lease, in whole or in part, a sublease, or sharing or parting with possession of all or any part of the Premises, a change in a partnership if the change results in a change in the effective control of Tenant and, a transfer or other dealing in respect of all or part of the corporate shares of Tenant or an affiliate of Tenant that results in a change in the effective voting control of Tenant. "Transferor" and "Transferee" have meanings corresponding to this definition of "Transfer" and in the case of a Transfer involving corporate shares, or partnership interests, the "Transferor" is the person or entity with effective control, or voting control before the Transfer and the Transferee is the person or entity with effective control, or voting control after the Transfer.

11.02 Landlord's Consent

Tenant will not effect or attempt to effect a Transfer without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed unless Landlord elects to terminate the Lease pursuant to Article 11.04. Landlord shall be deemed to be acting reasonably in withholding its consent if:

(a) the Transfer would violate any covenant or restriction given to any other tenant of the Building;

(b) in Landlord's reasonable opinion:

(i) either the financial background or the business history and capability of the proposed Transferee is not satisfactory; or

(ii) the nature or character of the proposed business of the proposed Transferee is such that it might harm Landlord's business or reputation or reflect unfavourably on the Building, Landlord, or other tenants of the Building, or the image of any of them, or is unethical, immoral or illegal;

(c) the proposed Transferee or any principal of the proposed Transferee or any principal shareholder of the proposed Transferee has a history of defaults under other commercial leases or does not have a satisfactory history of compliance with laws;

(d) Landlord at the time has other premises in the Building suitable for leasing to the proposed Transferee;

(e) the proposed Transferee has agreed to pay to the proposed Transferor some form of consideration that is reasonably attributable to the value of the Premises or to any Leasehold Improvements;

(f) the proposed Transfer is in favour of any existing tenant or occupant of the Building and Landlord has other premises in the Building suitable for leasing to the proposed Transferee;

(g) intentionally deleted;

(h) the proposed Transfer is a mortgage, charge or other encumbrance of Tenant's rights or interest under this Lease;

(i) an event of default beyond any applicable grace or cure period on the part of Tenant hereunder has occurred and is continuing;

(j) the proposed Transfer is a sublease by an existing sublessee of the Premises or any part thereof;

(k) Landlord does not receive sufficient information to enable it to make a determination concerning the matters set out above; or

(l) intentionally deleted.

11.03 Public Corporations

A Transfer that occurs as the result of a change in control of a Tenant will not require the consent of Landlord if the shares are listed and traded on any recognized stock exchange in Canada or the United States.

11.04 Landlord's Termination Right

If Tenant requests Landlord's consent to a Transfer it will provide full particulars concerning the Transfer including without limitation, copies of any written offer, agreement or draft agreement pertaining to the Transfer, payments and any other consideration to be made or provided by the proposed Transferee in consideration for the Transfer, and any other information concerning the proposed Transfer or the financial and business history of the proposed Transferee that Landlord may reasonably require. Landlord will within fifteen (15) days after its receipt of the request for consent and all such information, notify Tenant that either (i) it consents to the Transfer, or (ii) it elects to cancel this Lease as to the whole or part of the Premises affected by the proposed Transfer, or (iii) it does not consent to the Transfer. If Landlord elects to terminate this Lease, Tenant may, by notice to Landlord given within seven (7) days after receipt of Landlord's notice, withdraw its request for Landlord's consent. In that case, Landlord's election to terminate this Lease will be void. If Tenant fails to withdraw its request for Landlord's consent, Tenant will deliver, in accordance with the provisions of this Lease, vacant possession of the whole or the part, as the case may be, of the Premises affected by the termination on the date specified in Landlord's notice, which date will not be less than thirty (30) days nor more than one hundred and twenty (120) days after the date the notice is given or at the Landlord's option on the date the proposed Transfer is to take effect. If Tenant is required to deliver possession of a part only of the Premises, Tenant will pay all costs incurred in connection with rendering that part functionally separate and suitable for separate use and occupancy, including partitioning and providing entrances and services, plus a sum equal to fifteen percent (15%) of the costs as an administration fee.

11.05 Acceptance of Rent

After a Transfer, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent payable hereunder but no acceptance by Landlord of any payments by a Transferee constitutes a waiver of the requirement for Landlord's consent to the Transfer or an acceptance of the Transferee nor will it release Tenant from its covenants and obligations under this Lease. Any documents evidencing a Transfer may, at Landlord's option, be prepared by Landlord or its solicitors.

11.06 Conditions of Consent

Any consent by Landlord to a Transfer will be subject to the following conditions:

(a) Tenant will pay to Landlord fifty percent (50%) of any rent, money or other consideration (including without limitation, any amount payable by the Transferee to Tenant in excess of the Annual Rent payable by Tenant under Article 4.01) from time to time paid by any Transferee to Tenant in connection with the Transfer less all costs directly incurred by Tenant to facilitate such Transfer;

(b) if Landlord requires, the Transferee shall execute an agreement directly with Landlord agreeing to be bound by this Lease, and in the case of a sublease the Transferee shall waive any right to obtain relief from forfeiture, to obtain a direct lease from Landlord or to become the tenant of Landlord notwithstanding any statute or law that would otherwise give those rights to sub-tenants;

(c) Tenant and each Transferee will be bound by this Lease and any amendment of this Lease throughout the Term and any renewal or extension of the Term regardless of whether or when an amendment of this Lease is made; whether agreed to by Tenant or a Transferee, and regardless of any surrender and new lease that is deemed at law to occur as the result of any amendment of this Lease. The liability of Tenant and each Transferee will continue as though Tenant and each subsequent Transferee had signed each amendment of this Lease;

(d) Tenant shall pay any reasonable and actual legal costs incurred by Landlord in connection with documents relating to a Transfer or Landlord's consent together with Landlord's reasonable administrative charge for considering a request to consent, such total costs to Tenant not to exceed $2,000.00 and, as a condition of considering a request for consent, Landlord may require payment of a reasonable deposit of at least five hundred dollars ($500.00) on account of its costs;

(e) if this Lease is disaffirmed, disclaimed, terminated, repudiated, or surrendered (each of these transactions being referred to as an "Early Termination") by any trustee in bankruptcy of a Transferee, by any court appointed officer, or by a Transferee in connection with any insolvency proceedings, Tenant and any Transferee (except the bankrupt or insolvent Transferee) will be considered, on notice from Landlord given within thirty (30) days after the Early Termination, to have entered into a lease with Landlord on the same terms and conditions as are contained in this Lease except that the term of the lease shall commence on the date of the Early Termination and shall expire on the date this Lease would have expired but for the Early Termination; and

(f) no consent to a Transfer will be considered as a waiver of the requirement for Landlord's consent in respect of a subsequent Transfer.

ARTICLE 12.00 SURRENDER

12.01 Possession

Upon the expiration or other termination of the Term, Tenant shall immediately quit and surrender vacant possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises excepting only reasonable wear and tear, damage covered by Landlord's insurance under Article 9.01 and the obligation of Tenant to remove Leasehold Improvements and repair damage to the Premises in accordance with Article 7.07. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

12.02 Merger

The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work as a merger, and shall at Landlord's option either terminate any and all subleases or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord's option hereunder shall be exercised by notice to Tenant and all known subtenants in the Premises or any part thereof. If this Lease is surrendered by operation of law or otherwise, Tenant will indemnify Landlord against all claims by subtenants or others claiming by or through Tenant in respect of any interest in this Lease.

12.03 Payments After Termination

No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than payment in full of arrears of Rent and any accelerated Rent before termination of the Term, when a notice of default has been given) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the giving of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent and other amounts payable by Tenant under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

12.04 Survival of Obligations

If Tenant has failed to perform any of its obligations under this Lease, such obligations and the rights of Landlord in respect thereto shall survive the expiration or other termination of the Term.

ARTICLE 13.00 HOLDING OVER

13.01 Month-to-Month Tenancy

If without Landlord's consent or with Landlord's written consent, which consent Landlord may withhold in its sole discretion, Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall occupy the Premises, as a month-to-month tenant at a monthly rental equal to 150% of the Rent determined in accordance with Article 4.00 or such other rental and on such other terms as may be stated in such consent, and such tenancy may be terminated by Landlord at any time upon thirty (30) days' written notice of termination to Tenant.

13.02 General

Any overholding by Tenant shall be subject to all other terms and conditions of this Lease except any right of renewal, any exclusive use or other restriction, any option to lease, any right of first refusal and any other pre-emptive or

collateral right, and nothing contained in this Article 13.00 shall be construed to limit or impair any of Landlord's rights of re-entry or eviction or other rights and remedies or constitute a waiver thereof.

ARTICLE 14.00 RULES AND REGULATIONS

14.01 Purpose

The Rules and Regulations attached hereto as Schedule C, are for the safety, benefit and convenience of all tenants and other persons in the Building.

14.02 Observance

Tenant shall at all times comply with in all material respects, and shall cause its employees, agents, licensees and invitees to comply with, the Rules and Regulations.

14.03 Modification

Landlord may from time to time, for the purposes set out in Article 14.01, amend, delete from, or add to the Rules and Regulations, provided that any such modification shall be (i) not inconsistent with any other provision of this Lease; (ii) reasonable and have general application to substantially all tenants in the Building; and (iii) effective only upon delivery of a written copy thereof to Tenant at the Premises.

14.04 Non-Compliance

Landlord shall use its reasonable efforts to secure compliance by all tenants of the Building and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules and Regulations.

ARTICLE 15.00 EXPROPRIATION

15.01 Expropriation

Landlord and Tenant will co-operate with each other regarding any expropriation of the Premises or the Building or any part of them so that each receives the maximum award to which it is entitled at law. To the extent any part of the Building or the Land other than the Premises is expropriated, the full proceeds accruing or awarded as a result thereof belong to Landlord unless any such award specifically includes proceeds to compensate the Tenant for loss of its leasehold interest in which case the Landlord will remit to the Tenant a portion of the award attributed to such loss.

ARTICLE 16.00 DAMAGE BY FIRE OR OTHER CASUALTY

16.01 Limited Damage to Premises

If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, can be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), Landlord shall, to the extent of insurance proceeds which it receives and to the extent that any mortgagee(s) entitled to be paid such insurance proceeds consents to the use of same, forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord.

16.02 Major Damage to Premises

If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, cannot be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), then Landlord and in the final three (3) years of the Term, the Tenant, may elect to terminate this Lease as of the date of such casualty by notice delivered to the other not more than ten (10) days after receipt of the Architect's opinion, failing which Landlord shall, to the extent of insurance proceeds which it receives

and to the extent that any mortgagee(s) entitled to be paid such insurance proceeds consents to the use of same, forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord. In executing repairs under this Article 16.00, Landlord may use new plans and specifications.

16.03 Abatement

If Landlord is required to repair damage to the Premises under Articles 16.01 or 16.02, the Annual Rent payable by Tenant shall be proportionately reduced to the extent that the Premises are rendered unusable by Tenant in its business, from the date of the casualty until five (5) days after completion by Landlord of the repairs to the Premises or until Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.

16.04 Major Damage to Building

If the Building or its systems are damaged to such an extent that its operation is affected, or if twenty-five percent (25%) or more of the Square Feet in the Building are damaged or destroyed, Landlord may elect to terminate this Lease as of the date of such damage (or on the date of notice if the Premises are unaffected by such casualty) by notice given to Tenant not more than sixty (60) days after the date of such casualty.

16.05 Limitation on Landlord's Liability

Except as specifically provided in this Article 16.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant's business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises. Notwithstanding anything contained herein, Rent payable by Tenant hereunder shall not be abated if the damage is caused by any act or omission of Tenant, its agents, servants, employees or anyone for whom Tenant is responsible at law, or any other person entering upon the Premises under express or implied invitation of Tenant.

ARTICLE 17.00 TRANSFERS BY LANDLORD

17.01 Sale, Conveyance and Assignment

Nothing in this Lease shall restrict the right of Landlord to sell the Building or transfer, assign or otherwise deal with its title thereto or any interest therein, subject to the rights of Tenant under this Lease.

17.02 Effect of Sale, Conveyance or Assignment

A sale, transfer or assignment of the Building or the title thereto or any interest therein shall operate to release Landlord from liability under this Lease, from and after the effective date thereof except as such may relate to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord's successor in interest. The obligations of Tenant under this Lease shall not be affected by any such sale, transfer or assignment, and Tenant shall attorn to Landlord's successor in interest.

17.03 Subordination

At the option of any mortgagee, chargee or other encumbrancer of the Lands ("Mortgagee"), or Landlord, this Lease shall be prior to, or shall be subject and subordinate in all respects to, any and all mortgages and deeds of trust now or hereafter placed on the Building or the Land. Tenant, within ten (10) days of written request by Landlord or Mortgagee, given at the addresses in Article 18.01 herein, and without cost to Landlord or Mortgagee, shall execute and deliver any and all instruments further evidencing such priority or subordination. The Landlord shall provide a second notice of pending default if Tenant fails to execute and deliver any and all instruments after the aforesaid ten (10) day-period expires. If Tenant fails to execute and deliver the required instrument or instruments to further evidence such priority or subordination, within five (5) days of receipt of Landlord's second notice, such failure shall constitute an event of default under the Lease.

17.04 Attornment

Subject to Article 17.05, if the interest of Landlord is transferred to any person (herein called a "Purchaser") by reason of foreclosure or other proceedings for enforcement of any mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, or if any Mortgagee shall take possession of the Building or the Premises Tenant shall, at the option of Purchaser or Mortgagee, immediately attorn to Purchaser or Mortgagee. Landlord may require Tenant, at Tenant's cost, to enter into an agreement in the form required by any Purchaser or Mortgagee to attorn to Purchaser or Mortgagee in order to give effect to what is stated above within ten (10) days of written request by Landlord, given at the addresses in Article 18.01 herein. The Landlord shall provide a second notice of pending default if Tenant fails to execute and deliver the required instruments after the aforesaid ten (10) day-period expires and Tenant shall be required to execute and deliver any and all instruments within five (5) days of receipt of Landlord's second notice, and such failure shall constitute an event of default under the Lease.

17.05 Effect of Attornment

Upon attornment under Article 17.04 the obligations and rights of Tenant under this Lease shall continue in full force and effect upon all the same terms, conditions and covenants in this Lease except that, after such attornment, Purchaser or Mortgagee shall not be:

(a) liable for any act or omission of Landlord;

(b) subject to any offsets or defenses which Tenant might have against Landlord; or

(c) bound by any prepayment by Tenant of more than one month's installment of Rent, unless such prepayment shall have been approved in writing by Purchaser or Mortgagee or any predecessor in interest except Landlord.

ARTICLE 18.00 NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION

18.01 Notices

Any notice from one party to the other hereunder shall be in writing and shall be deemed duly given if delivered, if mailed by registered or certified mail to Tenant at the Premises (whether or not Tenant has departed from, vacated or abandoned the same); with a copy to Fusion Connect, 420 Lexington Avenue, Suite 1718, New York, New York 10170, Attention: General Counsel and a copy to Fusion Connect, 13921 Park Center Road, Herndon, VA 20171, Attention: VP, Human Resources and Administration, or to Landlord, as the case may be, at the property management office for the Building, as designated from time to time in writing, and addressed to the attention of the Property Manager. Any notice shall be deemed to have been given at the time of delivery or, if mailed, five (5) days after the date of mailing thereof. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be mailed.

18.02 Acknowledgements

Tenant shall at any time and from time to time but only if required by a prospective Purchaser or Mortgagee, upon not less than ten (10) business days' prior notice from Landlord execute, acknowledge and deliver a written statement certifying:

(a) that this Lease is in full force and effect, subject only to such modifications (if any) as may be set out therein;

(b) that Tenant is in possession of the Premises and paying Rent as provided in this Lease;

(c) the dates (if any) to which Rent is paid in advance;

(d) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and

(e) as to such other matters relating to Tenant, this Lease or the Premises, as any building purchaser or mortgage lender, may reasonably request.

Any such statement may be addressed to and relied upon by any such purchaser or lender. If Tenant fails to deliver such statement, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without

modification except as may be represented by Landlord, and that there are no uncured defaults in Landlord's performance.

18.03 Authorities of Action

Landlord may act in any matter provided for herein by its property manager and any other person who shall from time to time be designated in writing by Landlord to Tenant. Tenant acknowledges that if this Lease has been executed for and on behalf of, in the name of and with the authority of Landlord by the property manager then the covenants and agreements of Landlord are obligations of Landlord and its successors and assigns only and are not obligations personal to or enforceable against the property manager in its own right.

ARTICLE 19.00 DEFAULT

19.01 Interest and Costs

If Tenant fails to pay any installment of Rent within five (5) days beyond any cure period, once during each year of the Term, then upon Tenant's second (2nd) untimely payment, Tenant shall pay to Landlord upon Landlord's written demand interest at a rate equal to the lesser of Prime plus five percent (5%) per annum and the maximum rate permitted by applicable law, on all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including legal fees and disbursements on a solicitor and his client basis) incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or other termination of the Term of this Lease, or in enforcing any covenant, proviso or agreement of Tenant herein contained. On each occurrence of default in the payment of Rent, Tenant shall pay to Landlord on demand in addition to the aforesaid interest a two hundred dollar ($200) administration fee.

19.02 Right of Landlord to Perform Covenants

All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant without any abatement of Rent unless otherwise stated so herein. If Tenant fails to perform any act on its part to be performed hereunder, and such failure continues for ten (10) days after written notice thereof from Landlord, Landlord may (but shall not be obligated so to do) perform such act without releasing Tenant from any of its obligations relative thereto. All sums paid or costs incurred by Landlord in so performing such acts under this Article 19.02, together with interest thereon at the rate set out in Article 19.01 and an administration fee of fifteen percent (15%) of all such costs, from the date each such payment was made or each such cost was incurred by Landlord, shall be payable by Tenant to Landlord on written demand.

19.03 Events of Default

If and whenever:

(a) the Rent hereby reserved is not paid in full when due, and such default continues for seven (7) days after receipt of Landlord's written notice by the Tenant;

(b) the Lease or any goods, chattels or equipment of Tenant is seized, taken or exigible in execution or in attachment or if a writ of execution or enforcement is issued against Tenant;

(c) Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary dissolution, winding-up or liquidation proceedings or if a receiver is appointed for all or part of the business, property, affairs or revenues of Tenant, or if Tenant makes a proposal, arrangement or compromise with creditors;

(d) Subject to Article 5.03, if Tenant makes a bulk sale of its goods, moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business) or ceases to conduct business from the Premises;

(e) Tenant fails to observe, perform and keep each of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than its covenant to pay Rent) and persists in such failure after ten (10) days' written notice by Landlord requiring that Tenant remedy, correct,

desist or comply (or if any such breach would reasonably require more than ten (10) days to rectify, unless Tenant commences rectification within the ten (10) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the breach); or

(f) Tenant purports to effect a Transfer other than in compliance with the provisions of this Lease,

then and in any of such events, the full amount of the current month's and the next ensuing three (3) months' installments of Rent shall immediately become due and payable and Landlord may immediately distrain for the same, together with any arrears then unpaid and at the option of Landlord, Landlord may terminate this Lease by giving notice thereof, and Landlord may without notice or any form of legal process whatsoever forthwith re-enter the Premises, anything contained in any statute or at law to the contrary notwithstanding, and may expel all persons and remove all property from the Premises and such property may be removed and sold or disposed of by Landlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost of Tenant without Landlord being considered guilty of trespass or conversion or becoming liable for any loss or damage which may be occasioned thereby, provided, however, that such termination shall be wholly without prejudice to the right of Landlord to recover arrears of Rent and damages for any default by Tenant hereunder. Should Landlord at any time terminate this Lease by reason of any such event, then, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur as a result of such termination. If Landlord re-enters and terminates this Lease and Tenant fails to remove its property within ten (10) days after notice requiring it to do so is given, Tenant will be deemed to have abandoned its property and Landlord will be entitled to retain it or dispose of it for Landlord's benefit.

19.04 Waiver of Exemption and Redemption

Notwithstanding anything to the contrary stated in this Lease, the Landlord shall be prohibited from exercising its distraint rights against Tenant's computer servers, laptops, and customer files which contain confidential and/or proprietary information related to the Tenant's business (collectively the "Protected Items"). At the expiration or earlier termination of the Lease, the Landlord may arrange for storage of the Protected Items should Tenant fail to remove same, all at Tenant's cost.

19.05 Payments

Notwithstanding any termination of this Lease, Landlord shall be entitled to receive Rent and all Rental Taxes up to the time of termination plus accelerated Rent as herein provided and damages including but not limited to (i) damages for the loss of Rent suffered by reason of this Lease having been prematurely terminated; (ii) the costs of reclaiming, repairing and re-leasing the Premises as long as such costs are reasonably consistent with current market conditions; and (iii) legal fees and disbursements of a solicitor for Landlord.

19.06 Remedies Cumulative

No reference to or exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

19.07 Collateral Rights

Tenant acknowledges that any right of first refusal, option to lease, right of first offer or other right to lease is collateral in nature . The remedies of Tenant in connection with any breach of such rights are limited to an action in damages and will not entitle Tenant to the Lease.

ARTICLE 20.00 MISCELLANEOUS

20.01 Relationship of Parties

Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in any business, or a joint venturer or a member of a joint or common enterprise with Tenant.

20.02 Consent Not Unreasonably Withheld

Except as otherwise specifically herein provided, whenever the consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed. Tenant's sole remedy if Landlord unreasonably withholds or delays its consent or approval if it is not entitled hereunder to do so shall be an action for specific performance, and Landlord shall not be liable for damages. If either party withholds any consent or approval, such party shall on written request deliver to the other party a written statement giving the reasons therefor, unless it is Landlord who has done so in its discretion.

20.03 Name of Building

Landlord shall have the right, from time to time, to change the name, number or other designation of the Building.

20.04 Applicable Law and Construction

This Lease shall be governed by and construed under the laws of the jurisdiction in which the Building is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. If this Lease is executed by more than one person as tenant, Tenant's obligations hereunder shall be joint and several obligations. Time is of the essence of this Lease. The captions of the Articles are included for convenience only and shall have no effect upon the construction or interpretation of this Lease.

20.05 Entire Agreement

This Lease contains the entire agreement between the parties with respect to the subject matter of this Lease. Each party acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in this Lease.

20.06 Registration

Neither the Tenant nor anyone on the Tenant's behalf or claiming under the Tenant (including any Transferee) shall register this Lease or any Transfer against the Lands. The Tenant may register a notice or caveat of this Lease provided that: (a) a copy of the Lease is not attached; (b) no financial terms are disclosed; (c) the Landlord gives its prior written approval to the notice or caveat; and (d) the Tenant pays the Landlord's reasonable costs on account of the matter. The Landlord may limit such registration to one or more parts of the Lands. Upon the expiration or other termination of the Term the Tenant shall immediately discharge or otherwise vacate any such notice or caveat. If any part of the Lands which in the opinion of the Landlord are surplus is transferred, the Tenant shall forthwith at the request of the Landlord discharge or otherwise vacate any such notice or caveat as it relates to such part. If any part of the Lands are made subject to any easement, right-of-way or similar right, the Tenant shall immediately at the request of the Landlord postpone its registered interest to such easement, right-of-way or similar right.

20.07 Amendment or Modification

No amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties in the same manner as the execution of this Lease.

20.08 Construed Covenants and Severability

All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

20.09 Planning Act

It is an express condition of this Lease that the provisions of the *Planning Act* (Ontario) and amendments thereto be complied with, if necessary or any successor replacement legislation or any similar legislation of the Province in which the Building is situated.

20.10 No Implied Surrender or Waiver

No provision of this Lease shall be deemed to have been waived by a party unless such waiver is in writing signed by the waiving party. A party's waiver of a breach shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord's receipt of Rent with knowledge of a breach shall not be deemed a waiver of any breach. Landlord's failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations shall not be deemed a waiver thereof. Nothing done by Landlord shall be deemed to be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys by Tenant to any of Landlord's agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such cheque or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy available to Landlord.

20.11 Application of Payments

Regardless of any instruction from Tenant, or any written direction or any endorsement on any cheque, transmittal letter or any other form of communication purporting to direct otherwise, Landlord may apply any payment which it receives from Tenant against any amount owed to it by Tenant and if Landlord does not notify Tenant otherwise, each payment will be considered to be a payment on account of the Rent or Rental Taxes that have been unpaid the longest.

20.12 Successors Bound

Except as otherwise specifically provided, the covenants, terms, and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto as limited by this Lease.

20.13 Liability of Landlord

In addition to the limitation on liability in Articles 16.05, 17.02 and elsewhere in this Lease, the liability of Landlord hereunder shall be limited to its interest in the Building from time to time. If there is more than one person constituting Landlord, the liability of each said person hereunder shall be several and be limited to its percentage interest in the Building.

20.14 Authorization

The Tenant hereby acknowledges and consents to the Landlord obtaining credit and financial information about the Tenant at any time during the Term, or any renewal of this Lease, from any credit reporting agency or any other agency, institution or bank (including the Tenant's principal bank) that provides similar information.

The Tenant agrees to provide the Landlord with such written authorizations as the Landlord may require, from time to time, to obtain such financial information about the Tenant.

20.15 Force Majeure

Notwithstanding any other provision of this Lease, if Landlord or Tenant is, in good faith, delayed or prevented from doing anything required by this Lease, because of a strike, labour trouble, inability to obtain materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay.

The preceding sentence does not excuse Tenant from payment of Rent or Landlord from payment of amounts that it is required to pay, in the amounts and at the times specified in this Lease.

IN WITNESS OF THIS LEASE Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD:
2630-2680 SKYMARK GP LTD. in its capacity as general partner for and on behalf of 2630-2680 SKYMARK LIMITED PARTNERSHIP

Per: G. Thompson
Name: Gordon D. Thompson
Title: President

Per: Sandra
Name: Sandra Gay, CPA, CA
Title: Chief Financial Officer

I/We have the authority to bind the Corporation

TENANT:
Primus Management ULC

Per: K. Beckner
Name: Kelly Beckner
Title: V.P. Human Resources & Administration

Per:________________
Name:
Title:

I/We have the authority to bind the Corporation

SCHEDULE A-1

2680 Skymark Avenue, Suite No. 100
Square Feet in the Premises: Approximately 8,383 Square Feet


110
100
120

SCHEDULE A-2

2680 Skymark Avenue, Suite No. 200
Square Feet in the Premises: Approximately 18,105 Square Feet


200

SCHEDULE B

2680 Skymark Avenue

SECTION 1.00 WORDS AND PHRASES

1.01 Definitions

In this Lease, including this Schedule:

(a) "Architect" means such firm of professional architects or engineers that Landlord may from time to time engage for the preparation of construction drawings for the Building or for general supervision of architectural and engineering aspects of it, and includes any consultant or consultants that Landlord, or the firm of professional architects or engineers Landlord engages, appoints, as long as the consultant or consultants act within the scope of their appointment and speciality.

(b) "Building" means those developments and improvements from time to time constructed on the Land, and includes all portions of the development and improvements above or below grade.

(c) "Capital Tax" means the amount determined by multiplying each of the "Applicable Rates" by the Capital and totalling the products. "Capital" is the amount of capital which Landlord determines, without duplication, is invested from time to time by Landlord, the owner(s) of the Building and the Land, any company related to Landlord or the owner(s) within the meaning of the *Income Tax Act* (Canada), or all of them, in doing all or any of the following: acquiring, developing, expanding, redeveloping and improving the Building and the Land. Capital will not be increased by any financing or re-financing except to the extent that the proceeds are invested in doing all or any of the foregoing. "Applicable Rate" is the capital tax rate specified from time to time under any law which imposes a tax in respect of the capital of corporations and for greater certainty includes Large Corporations Tax levied under the *Income Tax Act* (Canada) as amended from time to time. Each Applicable Rate will be considered to be the rate that would apply if each of Landlord, the owners of the Building and the Land and the related companies referred to above were taxable corporations that employed no capital outside the Province in which the Land is located.

(d) "Common Areas" means at any time the total of those portions of the Land and Building designated by Landlord from time to time or not leased or designated for lease to tenants that Landlord provides for use in common by Landlord, Tenant, other tenants of the Building or their sublessees, agents, employees, customers, invitees or licensees, whether or not those areas are open to the general public or to all tenants of the Building, and includes, without limitation, the Delivery Facilities, the main entrance lobbies, passenger elevators, fire service and access corridors which are not exclusive to any tenant of the Building, the Parking Facilities, public washrooms and fixtures, chattels, systems, decor, signs, facilities or landscaping contained, maintained or used in connection with those areas, and are deemed to include city sidewalks abutting the Land and any pedestrian walkway system (either at, above or below grade), park or other facility open to the general public for which Landlord directly or indirectly is subject to obligations in its capacity as owner of the Land or Building, or both.

(e) "Delivery Facilities" means at any time those portions, if any, of the Common Areas in the Building or on the Land on or below grade designated by Landlord from time to time as facilities to be used for the purposes of loading, unloading, delivering, dispatching and holding of letters, packages, merchandise, goods and materials of any kind entering or leaving the Building and giving vehicular access to such portions of the Building, (if any).

(f) "Land" means those lands legally described as:

PIN # 13297-0248 (LT)

Parcel Block 10-2, Section 43M-533; Part Block 10, Plan 43M-533, Parts 1 & 2, Plan 43R-14656, Subject to right as in LT495241; Subject to DP2708; Subject to LT1219151, LT495246; City of Mississauga.

PIN # 13297-0287 (LT)

Parcel Block 10-3, Section 43M-533; Part Block 10, Plan 43M-533, Parts 1 & 2, Plan 43R-14673; Subject to DP2708; Subject to right as in LT495241; Subject to LT495246; City of Mississauga.

(g) "Normal Business Hours" means, except as otherwise designated by Landlord from time to time, from 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding days that are legal or statutory holidays in the municipality in which the Building is located.

(h) "Parking Facilities" means those portions, (if any), of the Common Areas on or below street level designated by Landlord from time to time for vehicular parking.

SECTION 2.00 DETERMINATION OF OPERATING COSTS AND TAXES

2.01 Definitions

In this Lease:

(a) "Square Feet in the Building" means, as determined in accordance with the method of measurement set forth in Section 3.00, the aggregate of the gross leasable office areas of the Building calculated on a full floor tenancy basis in accordance with 3.01, and the retail areas calculated in accordance with 3.03. If, from time to time, there is a material change in the gross leasable space in the Building, (except as caused by a change in the ratio of single tenancy floors to multiple tenancy floors) "Square Feet in the Building" shall, from the effective date of the change until any further change, mean the number of square feet in the Building determined on completion of that change on the basis set out in Section 3.00.

(b) "Taxes" means the aggregate of all taxes, rates, charges, levies and assessments payable by Landlord accruing in respect of the calendar year in which each Fiscal Year begins and imposed by any competent taxing or assessing authority upon or in respect of the Building, the Land and all improvements therein or thereon. In determining Taxes, any corporate, income, excess profits and business tax imposed upon the income of Landlord and any other impost of a personal nature charged or levied against Landlord shall be excluded, except to the extent that it is levied in lieu of taxes, rates, charges, levies or assessments in respect of improvements on the Land. Taxes shall in all instances be calculated on the basis of the Building being assessed as fully constructed, leased and occupied and taxed at the applicable occupied tax rates.

(c) "Tenant's Proportionate Share" means an amount determined by multiplying Operating Costs for the Fiscal Year by a fraction having as its numerator the Square Feet in the Premises and having as its denominator the Square Feet in the Building.

2.02 Determination of Operating Costs

"Operating Costs" means the aggregate of all costs in a Fiscal Year, calculated as if the Building were one hundred percent (100%) occupied by tenants throughout such Fiscal Year, determined in accordance with the terms of this Lease, and without duplication and confirmed in a certificate of Landlord signed by a responsible representative thereof (without personal liability) equal to the sum of all direct and indirect costs reasonably incurred or charged by or on behalf of Landlord, whether or not paid, on either an accrual or cash basis, or in part on both, as Landlord may determine on account of the ownership, administration, operation, management, supervision, maintenance, repair and replacement of the Building and for services provided generally to tenants thereof, including, without limitation:

(a) amounts paid to, or reasonably attributable to the remuneration of, all personnel (whether on or off-site and whether employed by Landlord or a management company) involved in the ownership, administration, operation, management, maintenance, repair, replacement, security, supervision or cleaning of the Building, including reasonable fringe benefits and other employment costs;

(b) auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance and operation of the Building, including those incurred with respect to the preparation of the statements required under the provisions of the Lease and costs of minimizing, contesting, or appealing assessment of Taxes (whether or not successful);

(c) the costs of:

(i) operating, maintaining, and repairing (major, minor or otherwise) the Building, and the systems, facilities and equipment serving the Building and of all replacements and modifications to the Building, and the systems, facilities and equipment serving the Building, including without limitation those made by Landlord in order to comply with laws or regulations or required by Landlord's insurance carrier or resulting from normal wear and tear to the Building, and the systems, facilities and equipment serving the Building;

(ii) providing, installing, modifying and upgrading energy conservation equipment and systems, life safety systems and telecommunication systems and equipment if any;

(iii) making alterations, replacements or additions to the Building intended to reduce Operating Costs, improve the operation of the Building and the systems, facilities and equipment serving the Building, or maintain their operation; and

(iv) replacing machinery or equipment which by its nature requires periodic replacement;

all to the extent that such costs are fully chargeable in the Fiscal Year in which they are incurred;

(d) depreciation or amortization of the costs referred to in part (c), if such costs have not been charged fully in the Fiscal Year in which they are incurred, all as reasonably determined by the Landlord;

(e) interest on the undepreciated or unamortized balance of the costs referred to in part (d);

(f) a management fee equal to the greater (in respect of each Fiscal Year) of four percent (4%) of the gross revenue received or receivable by Landlord in respect of the Building and the Land in such Fiscal Year (excluding revenues under this Section 2.02 (f)) and fifteen percent (15%) of Operating Costs in such Fiscal Year (excluding costs under this Section 2.02 (f) Taxes and interest);

(g) Capital Taxes;

(h) Taxes (excluding the amounts payable by Tenant pursuant to Section 2.08);

(i) all insurance maintained by Landlord in respect of the Building and Land and its operation, including insurance for loss of Rent, and the amounts of losses incurred or claims paid below insurance deductible amounts;

(j) market rental on all areas utilized by the Landlord or its manager for the operation and management of the Building;

(k) Carbon Tax and Carbon Offset Costs; and

(l) all costs incurred in the reduction of Operating Costs, utility consumption and/or Greenhouse Gas emissions with respect to the Lands and the Building, and all costs incurred in the furtherance of the Environmental Management Plan.

2.03 Limitation on Operating Costs

In determining Operating Costs, the cost (if any) of the following shall be excluded, except as specifically provided in Section 2.02;

(a) major repairs that are required as a result of structural failure due to defective design or construction, but maintenance to the foundation, columns, structural elements of sub-floors, bearing walls and roof (including the roof membrane or weather covering) of the Building shall be included as part of Operating Costs;

(b) interest on, and the capital retirement of debt;

(c) expenses relating to decorating or redecorating or renovating rentable space for tenants or occupants of the Building and costs relating to tenant inducements, allowances or similar expenses;

(d) all leasing expenses, real estate brokers fees, leasing commissions, advertising and space planner's fees;

(e) changes made to accommodate specific requirements of specific tenants of the Building;

(f) cleaning costs, garbage removal and other costs which are peculiar to the premises of the retail tenants of the Building;

(g) repairs or maintenance done for the direct account of other tenants; and

(h) any increase in insurance premiums resulting from any special uses in the Building by other tenants.

2.04 Allocation

Where this Lease provides for the allocation, or the like, of costs or expenses or where an allocation of a part of some total or aggregate cost or expense is to be made to the Premises or to Tenant, any such allocation, or the like, is to be made by Landlord on a reasonable basis.

2.05 When Services are Not Provided

Notwithstanding Section 2.02, when and if any service which is normally provided by Landlord to some tenants of the Building;

(a) is not provided to Tenant under the specific terms of this Lease, in determining Operating Costs for the calculation of the Tenant's Proportionate Share, Landlord shall exclude the costs of that service, except as any such costs relate to the Common Areas; or

(b) is not provided by Landlord in a significant portion of the Building, then in determining the Tenant's Proportionate Share, Landlord shall divide the cost of that service by the difference between the Square Feet in the Building and the number of square feet in the Building to which Landlord does not provide the service, both calculated on the basis set out in Section 3.00.

2.06 Shared Facilities, Services and Utilities

If any facilities, services or utilities:

(a) for the operation, administration, management, repair and maintenance of the Building are provided from another building or other buildings owned or operated by Landlord or its manager; or

(b) for the operation, administration, management, repair and maintenance of another building or other buildings owned or operated by Landlord or its manager are provided from the Building;

the net costs, charges and expenses therefor shall, for the purposes of Section 2.02, be allocated by Landlord, acting reasonably, between the Building and other building or buildings on a reasonable basis.

2.07 Partial Fiscal Year

If the Term commences after the beginning of a Fiscal Year or terminates before the end of it, any amount payable by Tenant to Landlord under Article 4.07 shall be adjusted proportionately and accordingly based on a 365 day year.

2.08 Taxes

If any portion of the Taxes are levied separately against the Premises by any competent taxing authority resulting in an allocation of a portion of the Taxes to the Tenant, whether payable by the Tenant or the Landlord, then the Tenant shall promptly pay such portion of the Taxes as directed by the Landlord together with any amounts payable under Section 2.02(h).

Notwithstanding the inclusion of certain Taxes in Operating Costs, if any of the Taxes are not levied separately against the Premises, then Landlord may in its sole and unfettered discretion, determine, allocate and adjust Taxes as among tenants and occupants of the Building. Nothing herein shall compel or require Landlord to adjust, continue to adjust or to make the same determination or allocation of Taxes from year to year or in any Fiscal Year.

SECTION 3.00 DETERMINATION OF SQUARE FEET IN PREMISES

3.01 Office Space - Single Tenancy Floors

The number of square feet of office space in the Premises on a single-tenancy floor in the Building (if any) shall be calculated based on BOMA ANSI-Z.65.1996 standard of measurement from dimensioned Architect's drawings to the inside face of the glass in the permanent exterior building walls (whether or not the glass extends to the floor) or to the inside finish of those walls where they contain no glass. It shall include all space within exterior building walls, except for stairs (other than stair and duct shafts exclusively serving a tenant occupying offices on more than one floor), elevator shafts, flues, pipe shafts, vertical ducts, and other vertical risers which penetrate the floor and their enclosing walls. No deduction shall be made for washrooms, janitor rooms, air-conditioning rooms, fan rooms, or for electrical and telephone rooms, including vertical risers in these rooms within and servicing only the floor or servicing a single tenant on more than one floor, or for any other rooms, corridors or areas available to Tenant, columns located wholly or partially within the space, or for any enclosures around the periphery of the Building used for the purpose of heating, ventilating or cooling.

3.02 Office Space - Multiple Tenancy Floors

The number of square feet of office space in the Premises on a multiple tenancy floor in the Building (if any), whether above or below grade, shall be calculated based on BOMA ANSI-Z.65.1996 standard of measurement from dimensioned Architect's drawings to the inside face of permanent exterior building walls or to the inside face of the glass as described in Section 3.01 for a single tenancy floor, to the face of permanent interior walls and to the center line of demising partitions, and includes a portion of unallocated space on the same floor(s) as the Premises, as determined by Landlord, acting reasonably, from time to time. No deduction shall be made for any columns located wholly or partially within the rentable space, or for any enclosures around the periphery of the Building used for the purpose of cooling, heating or ventilating.

3.03 Retail Space

The number of square feet of retail space in the Premises (if any), whether above or below grade, shall be calculated from dimensioned Architect's drawings to the inside face of permanent exterior building walls, to the face of permanent interior walls, to the center line of demising partitions, and to the center line of a pre-determined lease line (usually referred to as the storefront line) in the case of retail space facing onto either an interior public mall or corridor or onto a public street or lane. No deduction shall be made for vestibules inside the permanent exterior building walls or inside the pre-determined lease line, or for any columns located wholly or partially within the rentable space.

SECTION 4.00 LOADING AND DELIVERY

4.01 The delivering, dispatching, holding, loading and unloading of letters, correspondence, packages, merchandise, goods and materials of any kind to the Premises or from them shall be done only at those times, and in such manner and through those elevators, entrances and corridors as Landlord designates from time to time.

4.02 Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of the Delivery Facilities, or the adequacy thereof, or of the acts or omissions of any person or persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery or dispatch of any goods for or on behalf of Tenant, or for any claim of Tenant by reason of damage, loss, theft or acceptance, holding, handling, delivery or dispatch, or any error, negligence or delay therein.

4.03 Landlord may from time to time make and amend regulations for the orderly and efficient operation of the Delivery Facilities and may require the payment of reasonable charges for delivery services and demurrage provided by Landlord.

SECTION 5.00 ELECTRICITY AND SERVICES

5.01 Notwithstanding Article 6.02(c) of this Lease, Tenant shall be solely responsible for all direct and indirect costs relating to the provision of, or arising under the contract for the supply of, all electricity required in the Premises, whether or not separately metered. Tenant agrees that it shall not engage any person to provide utility services to the Premises. Electricity required for such heating, ventilation, and cooling of the Premises as are provided by Landlord under Article 6.02(a) of the Lease shall be assessed and paid as a part of Operating Costs.

5.02 If electricity is not separately metered to the Premises but is supplied to Tenant through a meter common to other tenants (or group of tenants) in the Building, then Landlord shall pay the cost of that electricity and (subject to Article 6.02 of this Lease) reasonably apportion that cost among all tenants supplied through that common meter. Upon receipt of Landlord's statement of apportionment, Tenant shall reimburse Landlord for the amount for which Tenant is shown by the statement to be liable, provided that Landlord may elect at any time by notice to Tenant to estimate the amount for which Tenant will be liable and require Tenant to pay that amount in monthly instalments simultaneously with Tenant's payments of Rent, in which case the provisions of Article 4.05 of this Lease shall apply. Tenant shall also pay to Landlord an administration fee equal to fifteen percent (15%) of the amounts payable by it under this Section.

SECTION 6.00 REDEVELOPMENT AND DEMOLITION

6.01 Relocation - Common Areas

Landlord may from time to time relocate or eliminate any Common Areas in whole or in part and may increase or reduce their dimensions provided that access by Tenant to the Premises from the elevator lobbies remains available.

6.02 Relocation – Premises – Intentionally Deleted

6.03 Redevelopment

Landlord may construct additional improvements on the Land or on any adjacent land, may renovate the Building and may add storeys to the Building. Neither the construction or the demolition by either Landlord or any other person of any improvement on either the Land or any land adjacent thereto or within the Building nor the noise, dust, vibration or other inconvenience or the reduction of light, air or view occasioned by such construction or demolition shall affect the obligations of Tenant or result in any liability of Landlord. Notwithstanding the foregoing to the contrary, Landlord agrees to use commercially reasonable efforts to minimize the disruption to Tenant during any construction or redevelopment.

6.04 Demolition

Notwithstanding anything contained in this Lease, Landlord may terminate the Lease at any time if it is Landlord's intention to demolish or substantially renovate the Building after the initial ten (10) years of the Term. Landlord will give Tenant not less than twelve (12) calendar months' notice of such termination. **On or before the effective date of termination, the Landlord shall pay to the Tenant the unamortized value of Leasehold Improvements paid for by Tenant (as evidenced by receipted invoices), calculated on a straightline basis to zero over the Term.**

SCHEDULE C

RULES AND REGULATIONS

1. Security

Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord's reasonable requirements relative thereto.

2. Locks

Landlord may from time to time install and change locking mechanisms on entrances to the Building, common areas thereof, and the Premises, and (unless 24-hour security is provided by the Building) shall provide to Tenant a reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules "keys" include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord's prior written consent. If with Landlord's consent, Tenant installs lock(s) incompatible with the Building master locking system:

(a) Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

(b) Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

(c) Tenant shall at the end of the Term and at Landlord's request remove such lock(s) at Tenant's expense.

3. Return of Keys

At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Premises which are in possession of Tenant.

4. Windows

Tenant shall observe Landlord's rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord's prior written consent.

5. Repair, Maintenance, Alterations and Improvements

Tenant shall carry out Tenant's repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

6. Water Fixtures

Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.

7. Personal Use of Premises

The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

8. *Heavy Articles*

Tenant shall not place in or move about the Premises without Landlord's prior written consent any safe or other heavy article which in Landlord's reasonable opinion may damage the Building, and Landlord may designate the location of any heavy articles in the Premises.

9. *Carpet Pads – Intentionally deleted*

10. *Bicycles, Animals*

Tenant shall not bring any animals (except for service animals such as a Seeing Eye dog) or birds into the Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

11. *Deliveries*

Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries.

12. *Furniture and Equipment*

Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13. *Solicitations*

Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14. *Food and Beverages*

Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute foods or beverages in the Building, or use the elevators, corridors stairwells, balconies or other common areas for any such purpose. Except for standard refrigerators, coffee machines and microwave ovens with Landlord's prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving or distribution of food or beverages.

15. *Refuse*

Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

16. *Obstructions*

Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells, balconies or other common areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord's prior written consent. Landlord may remove at Tenant's expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.

17. ***Dangerous or Immoral Activities***

Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose.

18. ***Proper Conduct***

Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

19. ***Employees, Agents and Invitees***

In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

20. ***ATM and Vending Machines***

The Tenant shall not have the right to install automatic teller machines (ATMs) or vending machines, other than those vending machines that are for the Tenant's personal use, in the Premises.

21. ***Environmental Management***

(a) The Tenant may be required to report to the Landlord or the Building manager as to whether items or equipment obtained for use within the Premises are Energy Star™, EcoLogo™, Green Seal™ or otherwise approved by a credible authority (as determined by the Landlord acting reasonably) as environmentally friendly.

(b) Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse. Tenant shall participate in the Landlord's designated recycling program for the Building.

(c) The Tenant shall ensure that no pesticides or herbicides are used within the Premises. The Tenant shall maintain any indoor plants and vegetation within the Premises in a healthy state, provided that any fertilizers used shall meet EcoLogoM, Green SealTM or equivalent standards.

SCHEDULE D

SUPPLEMENTAL TERMS AND CONDITIONS

Article 21.01 Required Conditions

For the purposes of this Lease, Tenant agrees that the following shall constitute the required conditions (the "Required Conditions"):

(a) Tenant has paid all Rent as and when due and punctually observed and performed the terms, covenants and conditions contained in the Lease throughout the Term to the applicable date;

(b) Tenant has not assigned the Lease or sublet the Premises.

Article 21.02 Early Occupancy

Notwithstanding Article 3.02 of the Lease, provided Tenant has executed and delivered the Lease and Tenant has delivered to Landlord a certificate of insurance indicating that a policy of Tenant's insurance for the Premises, as described in the Lease, is in full force and effect, Tenant will be permitted access to the Premises on November 1, 2018, to carry out Tenant's Work and/or conduct Tenant's business.

Tenant will not be responsible for Rent, Operating Costs and Taxes, and/or electricity during the period of November 1, 2018 through October 31, 2019, but all other terms of the Lease shall apply.

Article 21.03 Landlord's Work

Prior to the Commencement Date, Landlord, at its expense, **shall be responsible for providing and installing new roller blinds on all exterior windows on the 2nd floor Premises. For clarity, the roller blinds on the 1st floor already exists and Landlord will ensure these are in good working condition.**

Tenant shall use all reasonable efforts to assist Landlord in completing Landlord's Work in accordance with a schedule for completion of Landlord's Work as established by Landlord. Landlord shall not be responsible for, and the Commencement Date shall not be delayed due to, any delays caused by Tenant's failure to agree to or act in accordance with said schedule.

Article 21.04 Leasehold Improvement Allowance

Landlord will pay to Tenant a leasehold improvement allowance (the "Leasehold Improvement Allowance") of **Fifty-five dollars ($55.00) per Square Feet in the Premises (calculated to be a total of $1,456,840.00 based on 26,488 Square Feet in the Premises and will be adjusted based on final measurement)**, to be used by the Tenant for leasehold improvements, offset moving costs and purchase furniture and equipment in the Premises, upon the occurrence or satisfaction of the following:

(a) the Commencement Date;

(b) delivery to Landlord of the following:

(i) a statutory declaration of an officer of the contractor that has performed the installation of the Leasehold Improvements or alteration of existing Leasehold Improvements (the "Tenant's Work") that the contract under which the Tenant's Work was performed (the "Tenant Work Contract") has been "completed" or "abandoned", as those terms are defined under the *Construction Lien Act* (Ontario) or pursuant to relevant construction lien legislation in the Province in which the Building is located (the "Act"); and

(ii) one of:

(A) if applicable, a certificate of substantial performance of the Tenant Work Contract in the form prescribed in the Act, together with evidence of the date of publication of such certificate as provided by the Act;

(B) declarations of last supply in the form described in the Act, if applicable, given by officers of all the subcontractors employed by the contractor in the performance of the Tenant's Work; or

(C) if applicable, a certificate of completion in the form prescribed in the Act, in respect of the subcontract of each subcontractor employed by the contractor that has performed the Tenant's Work, together with evidence of delivery of a copy of such certificates of completion to each respective subcontractor;

(c) the expiry of the periods pursuant to the Act within which a person who supplied services or materials in connection with the performance of the Tenant's Work may file a claim for lien for work or service performed or material supplied, provided no claim for lien for work or service performed or material supplied has been filed, or if such liens have been filed, then only upon such liens being discharged or vacated. In connection therewith, Landlord may require Tenant to provide evidence by way of a solicitor's opinion that no liens in connection with the Tenant's Work are registered against the freehold or leasehold interest in the Land or Building, such opinion to be dated the date the Leasehold Improvement Allowance is paid to Tenant;

(d) the delivery to Landlord of proof of payment of worker's compensation assessments for all Tenant's contractors and subcontractors; and

(e) delivery by Tenant of evidence that all building permits and the like related to Tenant's Work have been closed out by applicable governmental authorities; however, should this requirement not be satisfied within twelve (12) months following Commencement Date, then the obligation to pay the Leasehold Improvement Allowance to the Tenant shall be null and void;

(f) receipted invoices, totaling not less than the Leasehold Improvement Allowance, verifying the actual cost of installing the Leasehold Improvements, offsetting moving costs or the purchase of furniture, fixtures or equipment in the Premises.

Provided, however, should Tenant default, beyond any applicable grace or cure periods, under this Lease prior to the end of the Term, then at Landlord's sole option, and in addition to any other remedies of Landlord, Tenant shall repay to Landlord forthwith on demand the unamortized portion of the cost of the Leasehold Improvement Allowance. For such purpose, the Leasehold Improvement Allowance shall be deemed to have been fully amortized over the Term which shall include a ten percent (10%) interest rate charged on the unamortized portion each year of the Term up to and including the last day of the Term. For the purposes of this section, Term shall not include any renewals or extensions. Notwithstanding the foregoing to the contrary, if Landlord's default remedies include the acceleration of Rent, it is understood that a component of such Rent is the amortization of the Leasehold Improvement Allowance so the accelerated Rent would already include the unamortized portion of the Leasehold Improvement Allowance only for the amount of such accelerated Rent period.

Article 21.05 Lease Subsidy

Provided the Tenant has executed the Lease, and provided the Landlord with a cheque for the Security Deposit, Landlord shall pay to Tenant an allowance in the amount of Four Hundred and Twenty-five Thousand Dollars ($425,000.00), out of which Landlord shall provide to the Tenant Two Hundred Thousand Dollars ($200,000.00) on November 1, 2018 and the remaining Two Hundred and Twenty-five thousand Dollars ($225,000.00) on July 1, 2019.

Article 21.06 Option to Extend

Provided the Required Conditions have been met, Tenant shall have the option to extend the Term for one (1) additional term of five (5) years upon giving Landlord not less than nine (9) months' notice prior to the expiration of the Term. The extension will be on Landlord's then current standard form of lease extension agreement, together with non-financial amendments as agreed to by Tenant and Landlord, acting reasonably, and on the same terms and conditions as are contained in the Lease, provided that:

(a) there shall be no further option to extend the Term beyond the one (1) option;

(b) Annual Rent payable during the extension term shall be the then current Market Rent;

(c) there shall be no Incentive Allowance, Landlord's Work, Leasehold Improvement Allowance and Lease Subsidy unless agreed to between the parties as part of the negotiation of Market Rent.

Article 21.07 Market Rent

"Market Rent" means the rate of Annual Rent per square foot per annum for premises similar to the Premises located in the Building and in buildings similar to the Building in a comparable location as the Building for a five (5) year term.

1. Notice of Market Rent

At least 30 days prior to the date on which the Market Rent is to first become payable, Landlord shall give Tenant notice (the "Market Rent Notice") of its determination thereof.

2. Final Determination of Market Rent

(a) Whether or not Tenant agrees with Landlord's determination of Market Rent, Tenant shall nevertheless pay to Landlord the amount set out in the Market Rent Notice from and after the date on which it first becomes payable and until the Market Rent has been finally determined. If Tenant does not so agree, Tenant shall give notice (the "Dispute Notice") to Landlord to that effect within 5 days of the giving of the Market Rent Notice. In the absence of a Dispute Notice, Tenant shall be deemed to have accepted Landlord's determination of Market Rent.

(b) If Tenant has given Dispute Notice and Landlord and Tenant have not agreed in writing as to Market Rent within 5 days after the Dispute Notice is given, Market Rent shall be determined as follows:

i) Within fifteen (15) days of the date on which Tenant has given its Dispute Notice, Landlord and Tenant shall each appoint an independent and qualified person to determine the Market Rent and by notice advise the other of the identity of its appointee;

ii) If either Landlord or Tenant, having given notice of its appointee, considers the appointee of the other to be either not independent or not qualified, it may by notice to the other given within seven (7) days of the date on which the notice of the appointment is given protest such appointment with reasons;

iii) If within ten (10) days of the date on which the notice of protest is given the parties cannot agree as to an alternate appointee, the party whose appointee is the subject of the protest shall within the next 10-day period either give notice to the other of a new appointee or bring an action for a judicial determination as to whether its original appointee was either independent or qualified or both, according to the particulars of the protest;

iv) If such party elects to make a new appointment, the right of the other party to protest as aforesaid shall apply with respect to the new appointee; if it is judicially determined that an appointee was either not independent or unqualified, the party whose appointee was ineligible shall within ten (10) days of such determination give notice to the other of a new appointee whereupon the preceding provisions of this section shall again apply;

v) If within the 15-day period set out in the subparagraph (i) of this subsection either Landlord or Tenant fails to make an appointment and so to identify its appointee, the Market Rent shall be determined by the appointee of the party which has made an appointment and so given notice thereof;

vi) Within thirty (30) days of the date on which the identity of either the single appointee or the two appointees has been ascertained, either the appointee or appointees, as the case may be, shall determine the Market Rent and each party, or the party making the only appointment, as the case may be, shall give notice of the determination made by its appointee to the other;

vii) If the appointee of either party fails to do so, or if either party fails to give notice to the other party of the determination of Market Rent within the time limit as aforesaid, the determination of Market Rent made by the appointee of the other party shall govern;

viii) If the determinations of Market Rent by the two appointees differs by less than 10%, then Market Rent shall be the average of the two determinations;

ix) If the determinations of Market Rent by the two appointees differ by 10% or more, then the two appointees will select a third independent and qualified person who will choose one or other of the determinations made as aforesaid and the rate so chosen will be Market Rent;

x) If the two appointees cannot agree on the selection of the third person, then the provisions of the Arbitrations Act shall apply for the appointment of a single arbitrator. The sole function of the person so appointed shall be to choose one or the other of the determinations made as aforesaid.

(c) If Market Rent as determined pursuant to subsection (b) is greater than Tenant has paid in accordance with the Market Rent Notice, Tenant shall immediately pay to Landlord the difference and shall thereafter make the payments of minimum (basic) rent equal to the greater of Market Rent as so determined and the highest amount of Annual Rent payable during the Term. If the amount of Market Rent is less than that stipulated in the Market Rent Notice, Landlord shall immediately refund to Tenant any overpayment made by Tenant.

(d) If Market Rent as determined pursuant to subsection (b) is less than 85% of the amount stipulated in the Market Rent Notice, Landlord shall pay the fees of all the appraisers and, if applicable, the arbitrator and if Market Rent as so determined is 85% or more of the amount so stipulated, Tenant shall pay all such fees.

Article 21.08 Tenant's Option to Terminate

Subject to the following terms and conditions, Tenant shall have the right (the "Termination Right") to terminate this Lease **at the end of the eighth (8th) year of the Term, effective on October 31, 2027** (the "Termination Date") and on no other date, provided:

(a) the Required Conditions are met until the Termination Date;

(b) Tenant gives notice to Landlord exercising its right to terminate this Lease at least twelve (12) months prior to the Termination Date;

(c) Tenant has paid to Landlord on or before the Termination Date the amount equivalent to any unamortized leasing costs, including Lease Subsidy, Tenant Improvement Allowance and brokerage fees relating to such Terminated Space, calculated using an amortization period of ten (10) years and an interest rate of 8%, plus a termination penalty equivalent to two (2) months Gross Rent for the immediate two (2) month period following the Termination Date. An amortization chart showing the unamortized costs referenced above is included herein and labeled Schedule F; and

(d) Tenant has executed before the Termination Date any documentation required by Landlord to evidence such termination.

The respective rights and obligations of Landlord and Tenant under the Lease shall be preserved and shall survive the Termination Date as to all matters arising or occurring prior to the Termination Date, but no such rights or obligations will arise or accrue to either of them under the Lease after the Termination Date.

If any one or more of the above terms and conditions have not been fulfilled by Tenant on the date specified, then this Lease shall continue in full force and effect.

Article 21.09 Security Deposit

Upon full execution of the Lease and the commencement of the Tenant's Improvements, the Tenant shall pay to the Landlord a security deposit in the amount of **Seventy Four Thousand, Four Hundred Seventy Five Dollars and Forty Three Cents ($74,475.43) plus applicable taxes** (the "Security Deposit"). The Security Deposit shall be maintained in its original amount by Tenant and held by Landlord throughout the Term, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease. Landlord will not be liable on account of the Security Deposit if it transfers it, or credits it, to a Purchaser as long as Tenant receives written notice of such transfer.

In the event of any bankruptcy, insolvency, winding-up or other creditors' proceeding, the Security Deposit shall be the absolute property of Landlord and shall, at Landlord's option, be automatically appropriated and applied against any one or more of the following: (i) the Rent and any other amounts payable under the Lease or otherwise payable by Tenant to Landlord; (ii) the prompt and complete performance of all obligations contained in the Lease on the part of the Tenant to be kept, observed and performed; (iii) the performance of any obligation which Tenant would have been obligated to perform at the date of expiry of the Lease had the Lease not been Disclaimed or terminated or; (iv) the losses or damages suffered by Landlord as a result of the Lease being Disclaimed or terminated.

The rights of Landlord hereunder in respect of the Security Deposit shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the release or discharge of Tenant in any receivership, bankruptcy, insolvency, winding-up or other creditors' proceedings, including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), or the surrender, disclaimer, repudiation or termination of the Lease (individually and collectively referred to herein as "Disclaimed") in any such proceedings and shall continue with respect to the periods thereto and thereafter as if the Lease had not been Disclaimed.

Article 21.10 Parking

Landlord shall make provision for, and Tenant shall be entitled to four (4) unreserved parking stalls for every 1,000 rentable square feet of the Premises on the surface parking lot for the Term of the Lease and any extensions thereof, at no cost to the Tenant.

Landlord shall also provide and the Tenant shall be entitled to one (1) unreserved parking stalls for every 2,000 square feet leased in the underground parking garage at the prevailing parking rate. Such underground unreserved parking rate is currently $75.00 per month per stall plus applicable taxes. Tenant will sign Landlord's standard form of parking agreement which provides for market parking rates as they prevail from time to time.

Article 21.11 Building Signage

So long as the Required Conditions have been met and subject to:

(a) Tenant itself and/or an entity owned in whole by Tenant's controlling company are in occupancy of the entire Premises in the Building;

(b) Landlord has approved the size, design, quality, position, location of said Sign, acting in its sole discretion;

Then Tenant shall be permitted, at Tenant's sole cost and expense, a non-exclusive right to maintain one (1) sign on the East side of the top of the Building's exterior façade (the "Sign").

Tenant shall be responsible for all direct and indirect costs for the installation, maintenance and approval of said Signs. Tenant shall be responsible for the costs of the removal of said Sign and restoration of any damage caused to the Building as result of said Sign and its removal during the Term, at the end of the Term or any renewal, thereof or any requirement of the Lease requiring Tenant to remove said Sign prior to the expiry of the Lease.

Article 21.12 Podium Signage

So long as the Required Conditions have been met and subject to:

(a) Tenant itself and/or an entity owned in whole by Tenant's controlling company are in occupancy of the entire Premises in the building;

(b) Landlord has approved the size, design, quality, position, location of said Sign, acting in its sole discretion;

Then Tenant shall be permitted, at Tenant's sole cost and expense, a non-exclusive right to display its name on one (1) slot of the Building Pylon sign (the "Sign").

Tenant shall be responsible for all direct and indirect costs for the installation, maintenance and approval of its Sign.

Tenant shall be responsible for the costs of the removal of its Sign and restoration of any damage caused to the Building Pylon as result of its Sign and its removal during the Term, at the end of the Term or any renewal thereof or any requirement of the Lease requiring Tenant to remove its Sign prior to the expiry of the Lease.

Article 21.13 Signage

Landlord shall provide a general directory board on which the Landlord shall, at Landlord's expense, install the Tenant's name thereon, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each Tenant.

SCHEDULE E

ENVIRONMENTAL MANAGEMENT PLAN

SECTION 1 - ENVIRONMENTAL OBJECTIVES

1.1 Context

The provisions of this Environmental Management Plan have been designed to encourage and promote the implementation of certain environmental objectives on the part of each of the Landlord and the Tenant.

A breach by either the Landlord or the Tenant of any of the provisions of this Environmental Management Plan on the part of either the Landlord or the Tenant to be observed or performed, as the case may be, shall not constitute a default under this Lease, but the party committing such breach agrees, to the extent possible under the circumstances, to use commercially reasonable efforts to cooperate with the other party to remedy such breach. In addition to the foregoing, the Tenant and the Landlord agree to constructively consult with each other on: (i) enhancements that may achieve the Environmental Objectives and the Landlord and Tenant shall consider undertaking any such enhancements; and (ii) issues, events and circumstances likely to detract from achieving the Environmental Objectives.

1.2 Environmental Objectives

(a) The Tenant acknowledges the Landlord's intention to operate the Building so as to provide for:

(i) a comfortable, productive and healthy indoor environment;

(ii) reduced energy use and reduced production, both direct and indirect, of Greenhouse Gases;

(iii) reduced use of potable water and the use of recycled water where appropriate;

(iv) the effective diversion of construction, demolition, and land-clearing waste from landfill and incineration disposal, and the recycling of tenant waste streams;

(v) the use of cleaning products certified in accordance with EcoLogo™ (Canada), Green Seal™ (United States) or equivalent standards;

(vi) the facilitation of alternate transportation options for individuals attending at the Building where appropriate;

(vii) the avoidance of high VOC construction materials and improvements within the Building and individual tenant premises where appropriate; and,

(viii) the ability to gather environmental or social data to assess and improve the Building's performance.

(b) The Tenant also acknowledges that the Building currently has achieved or qualifies for the following accreditations, ratings or certifications:

(i) LEED Existing Building certified; and
(ii) BOMA BESt Silver.

The Tenant agrees that the Landlord shall be entitled to operate, manage and maintain the Building so as to retain at least such level of accreditation, rating or certification.

(c) The Tenant acknowledges the Landlord's intention to operate the Building so as to achieve and retain:

(i) LEED Existing Building certified; and
(ii) BOMA BESt Silver;

(c) The Landlord shall be entitled from time to time during the Term, to seek such other and further building certifications as may be reasonably necessary, in the Landlord's sole opinion, to ensure the Building remains compliant with all Applicable Law (including modifications thereto) or the requirements of any governmental

authority, as well as certifications prevalent in the marketplace or necessary to attract leading tenants from time to time.

1.3 **Regulatory Standards**

Notwithstanding the provisions of Section 1.2 herein, in the event that any governmental authority imposes a resource reduction target on the Building for any utility or resource otherwise than as set out in Sections 1.2 above, then the Environmental Objectives shall be deemed to have been amended so as to stipulate such resource reduction target and all changes required to be made by the Landlord to the Environmental Management Plan, or which are necessitated as a result of such mandatory resource reduction target, shall be deemed to be included and permitted, as the case may be, pursuant to the provisions of this Section and this Lease.

1.4 **Determination of Compliance Regarding Environmental Management Plan**

(i) The decision of any Expert whenever provided for under this Lease and any certificate of an Expert in each case addressed to both parties shall be final and binding on the parties and there shall be no further right of dispute or appeal.

(ii) Any issue in respect of the compliance of either party with the general objectives set out in Section 1.2 above shall be determined by an Expert as appointed by the Landlord, and the provisions of paragraph 1.4(i) above, shall apply to such Expert's determination. Such Expert shall advise, in respect of any question pertaining to the achievement of a specific objective of the Building or the Premises as to why the Building or the Premises, as the case may be, does not appear to be or have achieved such objective or target, the Expert's perspective on the allocation of responsibility for such non-performance, and recommendations for improvement or ways in which the prescribed objective or target could be achieved.

SECTION 2 - ENVIRONMENTAL MANAGEMENT PLAN IMPLEMENTATION

2.1 The Tenant agrees to conduct its operations in the Building and within the Premises in accordance with the following provisions:

(a) **Comfortable, Healthy and Productive Indoor Environment**

(i) The Landlord shall be entitled at any time and from time to time to undertake indoor air quality (e.g. Greenhouse Gas production) monitoring and testing, including testing within the Premises, on reasonable notice to the Tenant and accompanied by a representative of the Tenant if required, which representative Tenant agrees to make available.

(ii) The Tenant shall ensure that all work done within the Premises by the Tenant or its representatives shall be undertaken in accordance with the applicable provisions of this Lease and the Landlord's Design Criteria Manual for the Building. Notwithstanding the foregoing, the Tenant shall specify that all paints, sealants and adhesives used or to be used within the Premises meet EcoLogoM, Green SealTM, South Coast Air Quality Management District ("SCAQMD") regulations, MPI Green Performance™ Standards or equivalent so as to ensure no or low emissions of VOCs within the Building. Landlord may from time to time conduct tests to measure VOCs within the Premises.

(iii) The Tenant shall have regard to minimizing negative impact on the environment in the conduct of its business operations in the Premises.

(iv) Should the Tenant be permitted to undertake its own cleaning of, or within, the Premises, the Tenant shall require that in any cleaning contracts granted directly by it, the cleaning contractor shall use cleaning products certified in accordance with EcoLogo™ Green Seal™ or equivalent. The Landlord shall reserve the right to approve, acting reasonably, any such Tenant cleaning contracts, but without liability. The Tenant shall ensure that any cleaning contracts entered into by it require the cleaning contractor to comply with elements of the Environmental Management Plan applicable to it and that the cleaning contractor properly understands the maintenance of all specialized green facilities used in the Premises.

(v) At the Landlord's option and sole discretion, but at the Tenant's sole cost and expense, the Landlord may purge Building air during a Tenant move in, in order to minimize off-gassing of wallpaper, carpet,

paint, and furniture glues and dyes resulting from any Tenant's work or any installations completed by the Tenant. Such cost shall not exceed $500.00.

(b) **Reduce Indirect and Direct Energy Consumption and Greenhouse Gas Emissions**

(i) At the Landlord's reasonable discretion, the Tenant agrees to the installation of electricity check meters or smart meters in respect of the Tenant's consumption of electricity within the Premises, at the Tenant's sole cost and expense, payable as Additional Rent under this Lease.

(ii) The Tenant shall take reasonable steps to minimize its electrical consumption within the Premises such as, by way of example only, adopting conservation practices (e.g. reducing its use of lighting where unnecessary); the use of Energy Star equipment; the types of lighting, lighting switches, sensors and zones as may be specified in the Design Criteria Manual for the Building.

(iii) The Landlord shall be entitled at any time or from time to time to acquire (A) all or part of the power for its Common Area and Facilities; or (B) shared electrical power from sources with low Greenhouse Gas emissions. In addition to the foregoing, where it is considered feasible to do so, the Landlord may install onsite generation capacity either to reduce peak load or to supplement base load requirements for the Building from time to time, and any incremental cost in so doing shall be included in Operating Costs. Without limiting the generality of the foregoing, the Tenant shall, where available on commercially reasonable terms, ensure that equipment purchased for the Premises is ENERGY STAR certified where available.

(iv) The Tenant shall be entitled at any time or from time to time to specify in writing that it wishes to have its electrical power consumption sourced or offset from renewable energy sources, and if it shall elect to do so, the cost of same shall be at the Tenant's sole cost and expense, either payable directly by it to the supplier so chosen, or recoverable by the Landlord if paid by the Landlord as Additional Rent.

(v) The Landlord shall be entitled to benchmark itself against any building rating system for electrical, natural gas, water or other resource consumption.

(vi) The Landlord shall operate Common Areas in accordance with, and use its reasonable efforts to cause other tenants to operate in conformity with, the Environmental Objectives.

(c) **Reduce Water Consumption**

(i) At the Landlord's reasonable discretion, the Tenant agrees to the installation of check meters or water meters in respect of the Tenant's consumption of water, at the Landlord's sole cost and expense.

(ii) Where potable water usage is not a necessity, the Tenant acknowledges and consents to the use of treated recycled or treated natural water in washrooms and in other applications within and around the Building.

(iii) The Tenant consents to rainwater collection, treatment and reuse by the Landlord and wastewater collection, treatment and reuse by the Landlord from time to time. The Tenant consents to the use of water-saving appliances, such as waterless urinals, and other equipment as may be otherwise consistent with the Environmental Objectives.

(iv) The Tenant consents to the use of water-saving appliances, such as waterless urinals, and other equipment as may be otherwise consistent with the Environmental Objectives.

(d) **Recycled Materials Usage**

(i) Tenant shall be entitled to use recycled materials containing pre-consumer material content in its Leasehold Improvements and Alterations if so permitted either pursuant to the Design Criteria Manual, or as may be consented to by the Landlord, acting reasonably. The Tenant agrees to consider locally sourced materials where possible in the completion of Leasehold Improvements, consistent with the Design Criteria Manual.

(ii) The Tenant agrees to recycle and request its contractor to recycle as much as possible any waste created in the permitted demolition of Leasehold Improvements or in Alterations within the Premises so as to minimize the amount of waste ending in landfill. The Landlord reserves the right to monitor and

measure the amount of waste leaving the Building from the Premises and going to landfill from time to time. If available, the Landlord agrees to provide to the Tenant a staging area for the sorting and recycling of materials during construction.

(iii) The Landlord may refuse to collect or accept from the Premises waste that is not appropriately sorted into the appropriate recycling container and Landlord shall be entitled to charge Tenant for any costs Landlord incurs as a result of Tenant's failure to comply with the Building recycling program.

(e) **Tenant Certifications**

The Landlord will use commercially reasonable efforts to co-operate with the Tenant, at the Tenant's sole cost, in the certification of the Premises pursuant to any rating scheme, such as ASHRAE standard 189.1 LEED CI standard (as specified by the U.S. Green Building Council until adopted by the Canada Green Building Council) or equivalent standard as the Landlord may agree to, acting reasonably.

(f) **External Environment**

The Tenant shall ensure that any exterior work undertaken by it shall prevent loss of soil during construction, shall protect any soil stockpiled for re-use, shall minimize soil erosion from wind and water and shall prevent dust and air pollution due to wind blowing over any such soil or other construction materials.

SECTION 3 - ENVIRONMENTAL ASSESSMENT AND REPORTING

3.1 The Landlord and Tenant, acting reasonably and in good faith, agree to cooperate from time to time in determining compliance with the Environmental Objectives and in modifying such Environmental Objectives from time to time. The Landlord and the Tenant agree to meet as required by Landlord from time to time, acting reasonably (and not more than twice per year), in order to determine and discuss the achievement of the Environmental Objectives for the Building and the Premises and any further steps that could be taken to achieve the Environmental Objectives.

3.2 Tenant agrees to provide all reasonable information and/or data required by the Landlord consistent with the Environmental Management Plan, Environmental Objectives, and/or accreditation/certifications, in a form acceptable to the Landlord, acting reasonably, within a mutually agreed upon timeline.

Schedule F

Specifications

Add overall building comments ie. All tasks to take place during the hours of 6AM to 11PM.

Building Area	Floor Surface	Task	Frequency per year Oxford Standard	Desired Changes
Exterior, Entrances & Lobby	Any	Police And Remove Obvious Litter and Debris	261	
Exterior, Entrances & Lobby	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Exterior, Entrances & Lobby	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Exterior, Entrances & Lobby	Any	Spot Clean Door Glass and Side Glass	249	
Exterior, Entrances & Lobby	Any	Dust with Microfibre cloth Low Reach Areas	52	
Exterior, Entrances & Lobby	Any	Dust with Microfibre cloth High Reach Areas	12	
Exterior, Entrances & Lobby	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Exterior, Entrances & Lobby	Any	Clean Threshold Plates	52	
Exterior, Entrances & Lobby	Any	Clean Door Glass, Side Glass and Wipe Metal Framing	104	
Exterior, Entrances & Lobby	Any	Clean Lobby Sign Directories	261	
Exterior, Entrances & Lobby	Any	Clean Public Telephones and Spot Clean Booths	261	
Exterior, Entrances & Lobby	Hard Surface	Clean Wells Under Entrance Floor Grill	26	
Exterior, Entrances & Lobby	Any	Wash Trash Containers	52	
Exterior, Entrances & Lobby	Any	Wash Walls	1	
Exterior, Entrances & Lobby	Any	Polish Bright Work (Stainless Steel, Brass, etc.)	52	
Exterior, Entrances & Lobby	Any	Polish Threshold Plates	12	
Exterior, Entrances & Lobby	Carpet	Vacuum - Full Wall to Wall	261	
Exterior, Entrances & Lobby	Carpet	Hot Water Extract Common Carpets	26	
Exterior, Entrances & Lobby	Hard Surface	Wipe light fixture lenses	1	
Exterior, Entrances & Lobby	Hard Surface	Mop - Dust	261	
Exterior, Entrances & Lobby	Hard Surface	Mop - Damp	261	
Exterior, Entrances & Lobby	Hard Surface	Buff - Dry	261	
Exterior, Entrances & Lobby	Hard Surface	Buff - Spray	51	
Exterior, Entrances & Lobby	Hard Surface	Machine Scrub Floors	52	
Exterior, Entrances & Lobby	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Elevators & Escalators	Any	Police And Remove Obvious Litter and Debris	261	
Elevators & Escalators	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Elevators & Escalators	Any	Spot Clean Door Glass and Side Glass	209	
Elevators & Escalators	Any	Dust with Microfibre cloth Low Reach Areas	52	
Elevators & Escalators	Any	Dust with Microfibre cloth High Reach Areas	12	
Elevators & Escalators	Any	Clean Threshold Plates	52	
Elevators & Escalators	Any	Clean Door Glass, Side Glass and Wipe Metal Framing	52	
Elevators & Escalators	Any	Clean Escalator Sides, Rails and Vacuum Treads	261	
Elevators & Escalators	Any	Polish Bright Work (Stainless Steel, Brass, etc.)	52	
Elevators & Escalators	Any	Polish Threshold Plates	12	
Elevators & Escalators	Carpet	Spot Clean Carpet Floors	52	
Elevators & Escalators	Carpet	Vacuum - Full Wall to Wall	261	
Elevators & Escalators	Carpet	Shampoo Carpets - Common Corridors and Elevators	11	
Elevators & Escalators	Carpet	Hot Water Extract Common Carpets	1	
Elevators & Escalators	Hard Surface	Scrub comb plates and risers	12	
Elevators & Escalators	Hard Surface	Mop - Dust	261	
Elevators & Escalators	Hard Surface	Mop - Damp	261	
Elevators & Escalators	Hard Surface	Buff - Dry	261	
Elevators & Escalators	Hard Surface	Buff - Spray	261	
Elevators & Escalators	Hard Surface	Machine Scrub Floors	11	
Elevators & Escalators	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Common Corridors	Any	Police And Remove Obvious Litter and Debris	261	
Common Corridors	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Common Corridors	Any	Spot Clean Door Glass and Side Glass	249	
Common Corridors	Any	Dust with Microfibre cloth Low Reach Areas	52	
Common Corridors	Any	Dust with Microfibre cloth High Reach Areas	12	
Common Corridors	Any	Dust with Microfibre cloth Clean Fire Extinguisher Cabinets	12	
Common Corridors	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Common Corridors	Any	Clean Threshold Plates	52	
Common Corridors	Any	Clean Door Glass, Side Glass and Wipe Metal Framing	12	
Common Corridors	Any	Clean and Polish Drinking Fountains	261	
Common Corridors	Any	Polish Bright Work (Stainless Steel, Brass, etc.)	52	
Common Corridors	Any	Polish Threshold Plates	12	
Common Corridors	Carpet	Spot Clean Carpet Floors	104	
Common Corridors	Carpet	Vacuum Traffic Lane Areas	209	
Common Corridors	Carpet	Vacuum - Full Wall to Wall	52	
Common Corridors	Carpet	Shampoo Carpets - Common Corridors and Elevators	11	
Common Corridors	Carpet	Hot Water Extract Common Carpets	1	
Common Corridors	Hard Surface	Mop - Spot	209	
Common Corridors	Hard Surface	Mop - Dust	261	
Common Corridors	Hard Surface	Mop - Damp	52	

Specifications

Add overall building comments ie. All tasks to take place during the hours of 6AM to 11PM.

Building Area	Floor Surface	Task	Frequency per year Oxford Standard	Desired Changes
Common Corridors	Hard Surface	Buff - Dry	51	
Common Corridors	Hard Surface	Buff - Spray	51	
Common Corridors	Hard Surface	Machine Scrub Floors	1	
Common Corridors	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Interior Corridors	Any	Police And Remove Obvious Litter and Debris	261	
Interior Corridors	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Interior Corridors	Any	Spot Clean Door Glass and Side Glass	249	
Interior Corridors	Any	Dust with Microfibre cloth Low Reach Areas	52	
Interior Corridors	Any	Dust with Microfibre cloth High Reach Areas	12	
Interior Corridors	Any	Dust with Microfibre cloth Clean Fire Extinguisher Cabinets	12	
Interior Corridors	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Interior Corridors	Any	Clean Threshold Plates	52	
Interior Corridors	Any	Clean Door Glass, Side Glass and Wipe Metal Framing	12	
Interior Corridors	Any	Clean and Polish Drinking Fountains	261	
Interior Corridors	Any	Polish Bright Work (Stanless Steel, Brass, etc.)	52	
Interior Corridors	Any	Polish Threshold Plates	12	
Interior Corridors	Carpet	Spot Clean Carpet Floors	104	
Interior Corridors	Carpet	Vacuum Traffic Lane Areas	249	
Interior Corridors	Carpet	Vacuum - Full Wall to Wall	52	
Interior Corridors	Hard Surface	Mop - Spot	209	
Interior Corridors	Hard Surface	Mop - Dust	261	
Interior Corridors	Hard Surface	Mop - Damp	52	
Interior Corridors	Hard Surface	Buff - Dry	51	
Interior Corridors	Hard Surface	Buff - Spray	51	
Interior Corridors	Hard Surface	Machine Scrub Floors	1	
Interior Corridors	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Office Areas	Any	Police And Remove Obvious Litter and Debris	261	
Office Areas	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Office Areas	Any	Tidy Reception Magazines	261	
Office Areas	Any	Spot Clean Partition Glass	261	
Office Areas	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Office Areas	Any	Spot Clean Furniture, Fixtures, Equipment And Accessories	261	
Office Areas	Any	Spot Clean Telephones and Sanitize Receivers	52	
Office Areas	Any	Dust with Microfibre cloth Low Reach Areas	52	
Office Areas	Any	Dust with Microfibre cloth High Reach Areas	12	
Office Areas	Any	Dust with Microfibre cloth Window Blinds	4	
Office Areas	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Office Areas	Any	Clean Partition Glass	1	
Office Areas	Any	Wash Trash Containers	12	
Office Areas	Any	Polish Bright Work (Stanless Steel, Brass, etc.)	52	
Office Areas	Any	Polish Boardroom Wood Furniture Surfaces	12	
Office Areas	Carpet	Spot Clean Carpet Floors	52	
Office Areas	Carpet	Vacuum - Spot	249	
Office Areas	Carpet	Vacuum Traffic Lane Areas	249	
Office Areas	Carpet	Vacuum - Full Wall to Wall	52	
Office Areas	Any	Vacuum Carpeted Office Partitions	6	
Office Areas	Any	Vacuum Fabric Furniture	12	
Office Areas	Hard Surface	Mop - Spot	209	
Office Areas	Hard Surface	Mop - Dust	261	
Office Areas	Hard Surface	Mop - Damp	52	
Office Areas	Hard Surface	Buff - Dry	26	
Office Areas	Hard Surface	Buff - Spray	25	
Office Areas	Hard Surface	Machine Scrub Floors	1	
Office Areas	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Stairwells	Any	Police And Remove Obvious Litter and Debris	261	
Stairwells	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Stairwells	Any	Dust with Microfibre cloth Low Reach Areas	52	
Stairwells	Any	Dust with Microfibre cloth High Reach Areas	12	
Stairwells	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Stairwells	Any	Polish Bright Work (Stanless Steel, Brass, etc.)	52	
Stairwells	Carpet	Spot Clean Carpet Floors	52	
Stairwells	Carpet	Vacuum - Full Wall to Wall	52	
Stairwells	Hard Surface	Mop - Spot	209	
Stairwells	Hard Surface	Mop - Dust	261	
Stairwells	Hard Surface	Mop - Damp	52	
Stairwells	Hard Surface	Scrub - Hand	1	
Stairwells	Hard Surface	Buff - Dry	12	

Specifications

Add overall building comments ie. All tasks to take place during the hours of 6AM to 11PM.

Building Area	Floor Surface	Task	Frequency per year Oxford Standard	Frequency per year Desired Changes
Stairwells	Hard Surface	Buff - Spray	51	
Tenant Stairs	Any	Police And Remove Obvious Litter and Debris	261	
Tenant Stairs	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Tenant Stairs	Any	Dust with Microfibre cloth Low Reach Areas	52	
Tenant Stairs	Any	Dust with Microfibre cloth High Reach Areas	12	
Tenant Stairs	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Tenant Stairs	Any	Polish Bright Work (Stainless Steel, Brass, etc.)	52	
Tenant Stairs	Carpet	Spot Clean Carpet Floors	52	
Tenant Stairs	Carpet	Vacuum - Full Wall to Wall	52	
Tenant Stairs	Hard Surface	Mop - Spot	209	
Tenant Stairs	Hard Surface	Mop - Dust	261	
Tenant Stairs	Hard Surface	Mop - Damp	52	
Tenant Stairs	Hard Surface	Scrub - Hand	1	
Tenant Stairs	Hard Surface	Buff - Dry	12	
Tenant Stairs	Hard Surface	Buff - Spray	51	
Washrooms	Any	Police And Remove Obvious Litter and Debris - twice daily	261	
Washrooms	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Washrooms	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Washrooms	Any	Spot Clean, Sanitize and Refill Dispensers And Hand Dryers - twice daily	306	
Washrooms	Any	Refill Soap Dispensers with Antibacterial Soap	261	
Washrooms	Any	Dust with Microfibre cloth Low Reach Areas	52	
Washrooms	Any	Dust with Microfibre cloth High Reach Areas	12	
Washrooms	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	12	
Washrooms	Any	Wash Trash Containers	12	
Washrooms	Any	Wash and Sanitize Toilets, Urinals, Sinks And Counters - twice daily	306	
Washrooms	Any	Wash Washroom Partitions	12	
Washrooms	Any	Wash Walls	4	
Washrooms	Any	Polish Bright Work (Stainless Steel, Brass, etc.)	52	
Washrooms	Hard Surface	Mop - Dust	261	
Washrooms	Hard Surface	Mop - Damp	261	
Washrooms	Hard Surface	Machine Scrub Floors	4	
Washrooms	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Kitchenettes & Cafeteria	Any	Police And Remove Obvious Litter and Debris	261	
Kitchenettes & Cafeteria	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Kitchenettes & Cafeteria	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Kitchenettes & Cafeteria	Any	Dust with Microfibre cloth Low Reach Areas	52	
Kitchenettes & Cafeteria	Any	Dust with Microfibre cloth High Reach Areas	12	
Kitchenettes & Cafeteria	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Kitchenettes & Cafeteria	Any	Clean Coffee Machines and Damp Wipe Counter Tops	261	
Kitchenettes & Cafeteria	Any	Clean Stainless Steel Sink and Drain Tray	261	
Kitchenettes & Cafeteria	Any	Wash Seats, Backs and Legs Of Chairs	12	
Kitchenettes & Cafeteria	Any	Wash Pedestal and Legs Of Tables	12	
Kitchenettes & Cafeteria	Any	Wash and Sanitize Table Tops	261	
Kitchenettes & Cafeteria	Any	Wash Trash Containers	52	
Kitchenettes & Cafeteria	Any	Polish Bright Work (Stainless Steel, Brass, etc.)	52	
Kitchenettes & Cafeteria	Any	Vacuum Fabric Furniture	12	
Kitchenettes & Cafeteria	Hard Surface	Mop - Dust	261	
Kitchenettes & Cafeteria	Hard Surface	Mop - Damp	261	
Kitchenettes & Cafeteria	Hard Surface	Buff - Dry	26	
Kitchenettes & Cafeteria	Hard Surface	Buff - Spray	24	
Kitchenettes & Cafeteria	Hard Surface	Machine Scrub Floors	1	
Kitchenettes & Cafeteria	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Copy/File & Mail Rooms	Any	Police And Remove Obvious Litter and Debris	261	
Copy/File & Mail Rooms	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Copy/File & Mail Rooms	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Copy/File & Mail Rooms	Any	Spot Clean Furniture, Fixtures, Equipment And Accessories	52	
Copy/File & Mail Rooms	Any	Spot Clean Telephones and Sanitize Receivers	52	
Copy/File & Mail Rooms	Any	Dust with Microfibre cloth Low Reach Areas	52	
Copy/File & Mail Rooms	Any	Dust with Microfibre cloth High Reach Areas	12	
Copy/File & Mail Rooms	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Copy/File & Mail Rooms	Any	Wash Trash Containers	12	
Copy/File & Mail Rooms	Any	Vacuum Fabric Furniture	12	
Copy/File & Mail Rooms	Hard Surface	Mop - Spot	209	
Copy/File & Mail Rooms	Hard Surface	Mop - Dust	261	
Copy/File & Mail Rooms	Hard Surface	Mop - Damp	52	
Copy/File & Mail Rooms	Hard Surface	Buff - Dry	26	
Copy/File & Mail Rooms	Hard Surface	Buff - Spray	25	

Specifications

Add overall building comments ie. All tasks to take place during the hours of 6AM to 11PM.

Building Area	Floor Surface	Task	Frequency per year Oxford Standard	Desired Changes
Copy/File & Mail Rooms	Hard Surface	Strip, Refinish and/or Seal Floors	1	
Computer Room	Any	Police And Remove Obvious Litter and Debris	261	
Computer Room	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Computer Room	Any	Spot Clean Walls, Light Switches, Doors and Threshold Plates	261	
Computer Room	Any	Spot Clean Telephones and Sanitize Receivers	52	
Computer Room	Any	Vacuum Low and High Areas and Wipe Ceiling Diffusers/Vents	12	
Computer Room	Any	Wash Trash Containers	12	
Computer Room	Carpet	Spot Clean Carpet Floors	52	
Computer Room	Carpet	Vacuum - Spot	249	
Computer Room	Carpet	Vacuum - Full Wall to Wall	52	
Computer Room	Any	Vacuum Fabric Furniture	12	
Computer Room	Hard Surface	Mop - Spot	209	
Parking	Any	Police And Remove Obvious Litter and Debris	261	
Parking	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Parking	Any	Wash Trash Containers	52	
Support Areas	Any	Police And Remove Obvious Litter and Debris	209	
Support Areas	Any	Empty Recyclable and Regular Trash Containers And Move To Designated Areas	261	
Support Areas	Any	Dust with Microfibre cloth Low Reach Areas	12	
Support Areas	Any	Dust with Microfibre cloth Railings, Ledges and Spot Clean	52	
Support Areas	Any	Dust with Microfibre cloth High Reach Areas	12	
Support Areas	Any	Dust with Microfibre cloth And Clean Ceiling Diffusers/Vents	2	
Support Areas	Any	Clean Janitorial Sink and Damp Wipe Shelves	52	
Support Areas	Any	Wash Trash Containers	12	
Support Areas	Hard Surface	Pressure Wash Loading Dock	51	
Support Areas	Hard Surface	Mop - Spot	209	
Support Areas	Hard Surface	Mop - Dust	261	
Support Areas	Hard Surface	Mop - Damp	52	
Support Areas	Hard Surface	Scrub - Hand	1	
Support Areas	Hard Surface	Buff - Dry	12	
Support Areas	Hard Surface	Buff - Spray	1	
Support Areas	Hard Surface	Machine Scrub Floors	1	
Support Areas	Hard Surface	Strip, Refinish and/or Seal Floors	1	

ADDITIONAL BUILDING SPECIFIC TASKS (* examples)

(Please ensure no duplication of duties with Day, Evening and Weekend labour)

Property Proud Program	Any	Property Proud Program - Record, on supplied ballots, deficiencies that fall outside regular areas of responsibilities (ie, burnt out lights). Training for the program will be the responsibility of the REM team. Supplies supporting the program (pens, ballots, ballot boxes and certificate templates) will be provided by the National Programs Group		

Specifications

Add overall building comments ie. All tasks to take place during the hours of 6AM to 11PM.

Building Area	Floor Surface	Task	Frequency per year Oxford Standard	Frequency per year Desired Changes

Frequency Explanation

Service Requirement	Annual Frequency
Every day *	358
Five (5) days/week	261
Four (4) days/week	209
Three (3) days/week	156
Two (2) days/week	104
Weekly	52
Every other week	26
Monthly	12
Quarterly	4
Semi-Annually	2
Annually	1

* Excluding Statutory Holidays

SCHEDULE G

AMORTIZATION SCHEDULE (pmcm)

AMOUNT FINANCED	$2,252,672.00
TERM (MONTHS)	120
INTEREST RATE	8.0000 %
Period 1	Nov - 19

Period	PMT #	PRINCIPAL BALANCE BEFORE PAYMENT	PAYMENT	----- PAYMENT----- INTEREST	PRINCIPAL	PRINCIPAL BALANCE AFTER PAYMENT
Nov - 19	1	$2,267,689.81	$27,331.13	$15,017.81	$12,313.31	$2,240,358.69
Dec - 19	2	$2,255,294.41	$27,331.13	$14,935.72	$12,395.40	$2,227,963.28
Jan - 20	3	$2,242,816.37	$27,331.13	$14,853.09	$12,478.04	$2,215,485.24
Feb - 20	4	$2,230,255.15	$27,331.13	$14,769.90	$12,561.23	$2,202,924.02
Mar - 20	5	$2,217,610.18	$27,331.13	$14,686.16	$12,644.97	$2,190,279.05
Apr - 20	6	$2,204,880.91	$27,331.13	$14,601.86	$12,729.27	$2,177,549.78
May - 20	7	$2,192,066.78	$27,331.13	$14,517.00	$12,814.13	$2,164,735.65
Jun - 20	8	$2,179,167.23	$27,331.13	$14,431.57	$12,899.56	$2,151,836.10
Jul - 20	9	$2,166,181.67	$27,331.13	$14,345.57	$12,985.55	$2,138,850.54
Aug - 20	10	$2,153,109.55	$27,331.13	$14,259.00	$13,072.12	$2,125,778.42
Sep - 20	11	$2,139,950.28	$27,331.13	$14,171.86	$13,159.27	$2,112,619.15
Oct - 20	12	$2,126,703.28	$27,331.13	$14,084.13	$13,247.00	$2,099,372.15
Nov - 20	13	$2,113,367.96	$27,331.13	$13,995.81	$13,335.31	$2,086,036.84
Dec - 20	14	$2,099,943.75	$27,331.13	$13,906.91	$13,424.22	$2,072,612.62
Jan - 21	15	$2,086,430.04	$27,331.13	$13,817.42	$13,513.71	$2,059,098.91
Feb - 21	16	$2,072,826.24	$27,331.13	$13,727.33	$13,603.80	$2,045,495.11
Mar - 21	17	$2,059,131.74	$27,331.13	$13,636.63	$13,694.49	$2,031,800.62
Apr - 21	18	$2,045,345.95	$27,331.13	$13,545.34	$13,785.79	$2,018,014.83
May - 21	19	$2,031,468.26	$27,331.13	$13,453.43	$13,877.70	$2,004,137.13
Jun - 21	20	$2,017,498.05	$27,331.13	$13,360.91	$13,970.21	$1,990,166.92
Jul - 21	21	$2,003,434.70	$27,331.13	$13,267.78	$14,063.35	$1,976,103.57
Aug - 21	22	$1,989,277.59	$27,331.13	$13,174.02	$14,157.10	$1,961,946.47
Sep - 21	23	$1,975,026.11	$27,331.13	$13,079.64	$14,251.48	$1,947,694.98
Oct - 21	24	$1,960,679.62	$27,331.13	$12,984.63	$14,346.49	$1,933,348.49
Nov - 21	25	$1,946,237.48	$27,331.13	$12,888.99	$14,442.14	$1,918,906.35
Dec - 21	26	$1,931,699.06	$27,331.13	$12,792.71	$14,538.42	$1,904,367.93
Jan - 22	27	$1,917,063.72	$27,331.13	$12,695.79	$14,635.34	$1,889,732.59
Feb - 22	28	$1,902,330.81	$27,331.13	$12,598.22	$14,732.91	$1,874,999.68
Mar - 22	29	$1,887,499.68	$27,331.13	$12,500.00	$14,831.13	$1,860,168.55
Apr - 22	30	$1,872,569.67	$27,331.13	$12,401.12	$14,930.00	$1,845,238.55
May - 22	31	$1,857,540.14	$27,331.13	$12,301.59	$15,029.54	$1,830,209.01
Jun - 22	32	$1,842,410.40	$27,331.13	$12,201.39	$15,129.73	$1,815,079.28
Jul - 22	33	$1,827,179.80	$27,331.13	$12,100.53	$15,230.60	$1,799,848.68
Aug - 22	34	$1,811,847.67	$27,331.13	$11,998.99	$15,332.14	$1,784,516.54
Sep - 22	35	$1,796,413.32	$27,331.13	$11,896.78	$15,434.35	$1,769,082.19
Oct - 22	36	$1,780,876.07	$27,331.13	$11,793.88	$15,537.25	$1,753,544.94

AMORTIZATION SCHEDULE (pmcm)

AMOUNT FINANCED	$2,252,672.00
TERM (MONTHS)	120
INTEREST RATE	8.0000 %
Period 1	Nov - 19

Period	PMT #	PRINCIPAL BALANCE BEFORE PAYMENT	PAYMENT	----- PAYMENT----- INTEREST	PRINCIPAL	PRINCIPAL BALANCE AFTER PAYMENT
Nov - 22	37	$1,765,235.24	$27,331.13	$11,690.30	$15,640.83	$1,737,904.12
Dec - 22	38	$1,749,490.14	$27,331.13	$11,586.03	$15,745.10	$1,722,159.02
Jan - 23	39	$1,733,640.08	$27,331.13	$11,481.06	$15,850.07	$1,706,308.95
Feb - 23	40	$1,717,684.34	$27,331.13	$11,375.39	$15,955.73	$1,690,353.21
Mar - 23	41	$1,701,622.24	$27,331.13	$11,269.02	$16,062.11	$1,674,291.11
Apr - 23	42	$1,685,453.05	$27,331.13	$11,161.94	$16,169.19	$1,658,121.92
May - 23	43	$1,669,176.07	$27,331.13	$11,054.15	$16,276.98	$1,641,844.94
Jun - 23	44	$1,652,790.57	$27,331.13	$10,945.63	$16,385.49	$1,625,459.45
Jul - 23	45	$1,636,295.84	$27,331.13	$10,836.40	$16,494.73	$1,608,964.71
Aug - 23	46	$1,619,691.15	$27,331.13	$10,726.43	$16,604.70	$1,592,360.02
Sep - 23	47	$1,602,975.75	$27,331.13	$10,615.73	$16,715.39	$1,575,644.62
Oct - 23	48	$1,586,148.92	$27,331.13	$10,504.30	$16,826.83	$1,558,817.79
Nov - 23	49	$1,569,209.91	$27,331.13	$10,392.12	$16,939.01	$1,541,878.79
Dec - 23	50	$1,552,157.98	$27,331.13	$10,279.19	$17,051.94	$1,524,826.85
Jan - 24	51	$1,534,992.36	$27,331.13	$10,165.51	$17,165.62	$1,507,661.24
Feb - 24	52	$1,517,712.31	$27,331.13	$10,051.07	$17,280.05	$1,490,381.18
Mar - 24	53	$1,500,317.06	$27,331.13	$9,935.87	$17,395.25	$1,472,985.93
Apr - 24	54	$1,482,805.84	$27,331.13	$9,819.91	$17,511.22	$1,455,474.71
May - 24	55	$1,465,177.87	$27,331.13	$9,703.16	$17,627.96	$1,437,846.75
Jun - 24	56	$1,447,432.39	$27,331.13	$9,585.64	$17,745.48	$1,420,101.26
Jul - 24	57	$1,429,568.60	$27,331.13	$9,467.34	$17,863.79	$1,402,237.48
Aug - 24	58	$1,411,585.73	$27,331.13	$9,348.25	$17,982.88	$1,384,254.60
Sep - 24	59	$1,393,482.96	$27,331.13	$9,228.36	$18,102.76	$1,366,151.84
Oct - 24	60	$1,375,259.52	$27,331.13	$9,107.68	$18,223.45	$1,347,928.39
Nov - 24	61	$1,356,914.58	$27,331.13	$8,986.19	$18,344.94	$1,329,583.45
Dec - 24	62	$1,338,447.34	$27,331.13	$8,863.89	$18,467.24	$1,311,116.21
Jan - 25	63	$1,319,856.99	$27,331.13	$8,740.77	$18,590.35	$1,292,525.86
Feb - 25	64	$1,301,142.70	$27,331.13	$8,616.84	$18,714.29	$1,273,811.57
Mar - 25	65	$1,282,303.65	$27,331.13	$8,492.08	$18,839.05	$1,254,972.52
Apr - 25	66	$1,263,339.00	$27,331.13	$8,366.48	$18,964.64	$1,236,007.88
May - 25	67	$1,244,247.93	$27,331.13	$8,240.05	$19,091.07	$1,216,916.80
Jun - 25	68	$1,225,029.58	$27,331.13	$8,112.78	$19,218.35	$1,197,698.45
Jul - 25	69	$1,205,683.11	$27,331.13	$7,984.66	$19,346.47	$1,178,351.98
Aug - 25	70	$1,186,207.66	$27,331.13	$7,855.68	$19,475.45	$1,158,876.53
Sep - 25	71	$1,166,602.38	$27,331.13	$7,725.84	$19,605.28	$1,139,271.25
Oct - 25	72	$1,146,866.39	$27,331.13	$7,595.14	$19,735.99	$1,119,535.26

AMORTIZATION SCHEDULE (pmcm)

AMOUNT FINANCED	$2,252,672.00
TERM (MONTHS)	120
INTEREST RATE	8.0000 %
Period 1	Nov - 19

Period	PMT #	PRINCIPAL BALANCE BEFORE PAYMENT	PAYMENT	----- PAYMENT----- INTEREST	PRINCIPAL	PRINCIPAL BALANCE AFTER PAYMENT
Nov - 25	73	$1,126,998.83	$27,331.13	$7,463.57	$19,867.56	$1,099,667.71
Dec - 25	74	$1,106,998.82	$27,331.13	$7,331.12	$20,000.01	$1,079,667.70
Jan - 26	75	$1,086,865.48	$27,331.13	$7,197.78	$20,133.34	$1,059,534.35
Feb - 26	76	$1,066,597.92	$27,331.13	$7,063.56	$20,267.57	$1,039,266.79
Mar - 26	77	$1,046,195.23	$27,331.13	$6,928.45	$20,402.68	$1,018,864.11
Apr - 26	78	$1,025,656.53	$27,331.13	$6,792.43	$20,538.70	$998,325.41
May - 26	79	$1,004,980.91	$27,331.13	$6,655.50	$20,675.62	$977,649.78
Jun - 26	80	$984,167.45	$27,331.13	$6,517.67	$20,813.46	$956,836.32
Jul - 26	81	$963,215.23	$27,331.13	$6,378.91	$20,952.22	$935,884.10
Aug - 26	82	$942,123.33	$27,331.13	$6,239.23	$21,091.90	$914,792.20
Sep - 26	83	$920,890.81	$27,331.13	$6,098.61	$21,232.51	$893,559.69
Oct - 26	84	$899,516.75	$27,331.13	$5,957.06	$21,374.06	$872,185.62
Nov - 26	85	$878,000.19	$27,331.13	$5,814.57	$21,516.56	$850,669.07
Dec - 26	86	$856,340.19	$27,331.13	$5,671.13	$21,660.00	$829,009.07
Jan - 27	87	$834,535.79	$27,331.13	$5,526.73	$21,804.40	$807,204.67
Feb - 27	88	$812,586.03	$27,331.13	$5,381.36	$21,949.76	$785,254.90
Mar - 27	89	$790,489.94	$27,331.13	$5,235.03	$22,096.09	$763,158.81
Apr - 27	90	$768,246.53	$27,331.13	$5,087.73	$22,243.40	$740,915.41
May - 27	91	$745,854.84	$27,331.13	$4,939.44	$22,391.69	$718,523.72
Jun - 27	92	$723,313.87	$27,331.13	$4,790.16	$22,540.97	$695,982.75
Jul - 27	93	$700,622.63	$27,331.13	$4,639.88	$22,691.24	$673,291.50
Aug - 27	94	$677,780.11	$27,331.13	$4,488.61	$22,842.52	$650,448.99
Sep - 27	95	$654,785.31	$27,331.13	$4,336.33	$22,994.80	$627,454.19
Oct - 27	96	$631,637.21	$27,331.13	$4,183.03	$23,148.10	$604,306.09
Nov - 27	97	$608,334.79	$27,331.13	$4,028.71	$23,302.42	$581,003.67
Dec - 27	98	$584,877.02	$27,331.13	$3,873.36	$23,457.77	$557,545.90
Jan - 28	99	$561,262.87	$27,331.13	$3,716.97	$23,614.15	$533,931.74
Feb - 28	100	$537,491.29	$27,331.13	$3,559.54	$23,771.58	$510,160.16
Mar - 28	101	$513,561.23	$27,331.13	$3,401.07	$23,930.06	$486,230.10
Apr - 28	102	$489,471.63	$27,331.13	$3,241.53	$24,089.59	$462,140.51
May - 28	103	$465,221.44	$27,331.13	$3,080.94	$24,250.19	$437,890.31
Jun - 28	104	$440,809.58	$27,331.13	$2,919.27	$24,411.86	$413,478.46
Jul - 28	105	$416,234.98	$27,331.13	$2,756.52	$24,574.60	$388,903.85
Aug - 28	106	$391,496.54	$27,331.13	$2,592.69	$24,738.44	$364,165.42
Sep - 28	107	$366,593.19	$27,331.13	$2,427.77	$24,903.36	$339,262.06
Oct - 28	108	$341,523.81	$27,331.13	$2,261.75	$25,069.38	$314,192.68

AMORTIZATION SCHEDULE (pmcm)

AMOUNT FINANCED	$2,252,672.00
TERM (MONTHS)	120
INTEREST RATE	8.0000 %
Period 1	Nov - 19

Period	PMT #	PRINCIPAL BALANCE BEFORE PAYMENT	PAYMENT	---- PAYMENT---- INTEREST	PRINCIPAL	PRINCIPAL BALANCE AFTER PAYMENT
Nov - 28	109	$316,287.30	$27,331.13	$2,094.62	$25,236.51	$288,956.17
Dec - 28	110	$290,882.54	$27,331.13	$1,926.37	$25,404.75	$263,551.42
Jan - 29	111	$265,308.42	$27,331.13	$1,757.01	$25,574.12	$237,977.30
Feb - 29	112	$239,563.81	$27,331.13	$1,586.52	$25,744.61	$212,232.68
Mar - 29	113	$213,647.57	$27,331.13	$1,414.88	$25,916.24	$186,316.44
Apr - 29	114	$187,558.55	$27,331.13	$1,242.11	$26,089.02	$160,227.42
May - 29	115	$161,295.61	$27,331.13	$1,068.18	$26,262.94	$133,964.48
Jun - 29	116	$134,857.58	$27,331.13	$893.10	$26,438.03	$107,526.45
Jul - 29	117	$108,243.29	$27,331.13	$716.84	$26,614.28	$80,912.16
Aug - 29	118	$81,451.58	$27,331.13	$539.41	$26,791.71	$54,120.45
Sep - 29	119	$54,481.25	$27,331.13	$360.80	$26,970.32	$27,150.13
Oct - 29	120	$27,331.13	$27,331.13	$181.00	$27,150.13	($0.00)